Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213904

Prospectus Supplement No. 1

(to Prospectus dated October 6, 2016)

SUMMIT MATERIALS, LLC

SUMMIT MATERIALS FINANCE CORP.

Offer to Exchange (the “exchange offer”)

$250,000,000 aggregate principal amount of 8.5000% Senior Notes due 2022 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended, for any and all outstanding unregistered 8.5000% Senior Notes due 2022.

This Prospectus Supplement No. 1, dated November 3, 2016 (this “Supplement”), is being filed to update, amend and supplement the information previously included in our prospectus, dated October 6, 2016 (the “Prospectus”), with the information contained in the Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2016 by Summit Materials, LLC (the “Report”). Any document, exhibit or information contained in the Report that has been deemed furnished and not filed in accordance with SEC rules shall not be included in this Supplement. We have attached the Report to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.

You should carefully consider the “Risk Factors” beginning on page 21 of the Prospectus, as supplemented, before participating in the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended October 1, 2016

OR

☐         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file numbers:

001-36873 (Summit Materials, Inc.)

333-187556 (Summit Materials, LLC)

SUMMIT MATERIALS, INC.

SUMMIT MATERIALS, LLC

(Exact name of registrants as specified in their charters)

Delaware (Summit Materials, Inc.)	47-1984212
Delaware (Summit Materials, LLC)	26-4138486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number, including area code: (303) 893-0012

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Summit Materials, Inc.	Yes ☒	No ☐
Summit Materials, LLC	Yes ☒	No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Summit Materials, Inc.	Yes ☒	No ☐
Summit Materials, LLC	Yes ☒	No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Summit Materials, Inc.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Summit Materials, LLC

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Summit Materials, Inc.	Yes ☐	No ☒
Summit Materials, LLC	Yes ☐	No ☒

As of October 29, 2016, the number of shares of Summit Materials, Inc.’s outstanding Class A and Class B common stock, par value $0.01 per share for each class, was 75,567,152 and 28,661,526 respectively.

As of October 26, 2016, 100% of Summit Materials, LLC’s outstanding limited liability company interests were held by Summit Materials Intermediate Holdings, LLC, its sole member and an indirect subsidiary of Summit Materials, Inc.

EXPLANATORY NOTE

This quarterly report on Form 10-Q (this “report”) is a combined quarterly report being filed separately by two registrants: Summit Materials, Inc. and Summit Materials, LLC. Each registrant hereto is filing on its own behalf all of the information contained in this report that relates to such registrant. Each registrant hereto is not filing any information that does not relate to such registrant, and therefore makes no representation as to any such information. We believe that combining the quarterly reports on Form 10-Q of Summit Materials, Inc. and Summit Materials, LLC into this single report eliminates duplicative and potentially confusing disclosure and provides a more streamlined presentation since a substantial amount of the disclosure applies to both registrants.

Unless stated otherwise or the context requires otherwise, references to “Summit Inc.” mean Summit Materials, Inc., a Delaware corporation, and references to “Summit LLC” mean Summit Materials, LLC, a Delaware limited liability company. The references to Summit Inc. and Summit LLC are used in cases where it is important to distinguish between them. We use the terms “we,” “our,” “us” or “the Company” to refer to Summit Inc. and Summit LLC together with their respective subsidiaries, unless otherwise noted or the context otherwise requires.

Summit Inc. was formed on September 23, 2014 to be a holding company. As of October 1, 2016, its sole material asset was a 75.5% economic interest in Summit Materials Holdings L.P. (“Summit Holdings”). Summit Inc. has 100% of the voting rights of Summit Holdings, which is the indirect parent of Summit LLC. Summit LLC is a co-issuer of our outstanding 8 1/2% senior notes due 2022 (“2022 Notes”) and our 6 1/8% senior notes due 2023 (“2023 Notes” and collectively with the 2022 Notes, the “Senior Notes”). Summit Inc.’s only revenue for the three and nine months ended October 1, 2016 was that generated by Summit LLC and its consolidated subsidiaries. Summit Inc. controls all of the business and affairs of Summit Holdings and, in turn, Summit LLC, as a result of its reorganization into a holding corporation structure consummated in connection with the initial public offering of its Class A common stock on March 11, 2015 (“IPO”).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 (the “Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” of this report and the following:

•                  our dependence on the construction industry and the strength of the local economies in which we operate;

•                  the cyclical nature of our business;

•                  risks related to weather and seasonality;

•                  risks associated with our capital-intensive business;

•                  competition within our local markets;

•                  our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

•                  our dependence on securing and permitting aggregate reserves in strategically located areas;

•                  declines in public infrastructure construction and reductions in governmental funding, including the funding by transportation authorities and other state agencies;

•                  environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

•                  conditions in the credit markets;

•                  our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

•                  material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

•                  cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

•                  special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

•                  our substantial current level of indebtedness;

•                  our dependence on senior management and other key personnel; and

•                  interruptions in our information technology systems and infrastructure.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Any forward-looking statement that we make herein speaks only as of the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

CERTAIN DEFINITIONS

As used in this report, unless otherwise noted or the context otherwise requires:

•                  “Finance Corp.” refers to Summit Materials Finance Corp., an indirect wholly-owned subsidiary of Summit LLC and the co-issuer of the Senior Notes;

•                  the “Issuers” refers to Summit LLC and Finance Corp. as co-issuers of the Senior Notes but not to any of their subsidiaries;

•                  “Continental Cement” refers to Continental Cement Company, L.L.C.;

•                  “Harper Contracting” refers collectively to substantially all the assets of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc.;

•                  “Mainland” refers to Mainland Sand & Gravel ULC, which is the surviving entity from the acquisition of Rock Head Holdings Ltd., B.I.M Holdings Ltd., Carlson Ventures Ltd., Mainland Sand and Gravel Ltd. and Jamieson Quarries Ltd.;

•                  “Lewis & Lewis” refers to Lewis & Lewis, Inc.;

•                  “Davenport Assets” refers to a cement plant and quarry in Davenport, Iowa and seven cement distribution terminals along the Mississippi River;

•                  “LeGrand” refers to LeGrand Johnson Construction Co.;

•                  “Pelican” refers to Pelican Asphalt Company, LLC;

•                  “AMC” refers to American Materials Company;

•                  “Boxley” refers to Boxley Materials Company;

•                  “Sierra” refers to Sierra Ready Mix, LLC;

•                  “Oldcastle Assets” refers to the seven aggregates quarries located in central and northwest Missouri acquired from APAC-Kansas, Inc. and APAC-Missouri, Inc., subsidiaries of Oldcastle, Inc.;

•                  “Weldon’’ refers to the Weldon Real Estate, LLC;

•                  “Rustin” refers to H.C. Rustin Corporation;

•                  “RD Johnson” refers to R.D. Johnson Excavating Company, LLC and Asphalt Sales of Lawrence, LLC;

•                  “Angelle Assets” refers to the acquisition and lease of real property and cement terminal equipment located in Port Allen and LaPlace, LA.;

•                  “Blackstone” refers to investment funds associated with or designated by The Blackstone Group L.P. and its affiliates;

•                  “Sponsors” refers to Blackstone and certain investment funds affiliated with Silverhawk Summit, L.P.;

•                  “LP Units” refers to the Summit Holdings’ outstanding Class A Units; and

•                  “EBITDA” refers to net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization expense.

Corporate Structure

The following chart summarizes our organizational structure, equity ownership and our principal indebtedness as of October 1, 2016. This chart is provided for illustrative purposes only and does not show all of our legal entities or all obligations of such entities.

Sponsors, Other Investors and Management
Summit Materials, Inc. (1)
(Delaware Corp.)
General Partner
100% of voting power in Summit Materials Holdings L.P.
75.5% of outstanding LP Units
Limited Partners
No voting rights in Summit Materials Holdings L.P. (2)
24.5% of outstanding LP Units
Summit Materials Holdings L.P.
(Delaware L.P.)
100%
Summit Materials Holdings, LLC
(Delaware L.L.C.)
100%
Summit Materials Intermediate Holdings, LLC (3)
(Delaware L.L.C.)
100%
$250.0 million 2022 Notes
$650.0 million 2023 Notes
$235.0 million revolving credit facility
$650.0 million term loan facility
Summit Materials, LLC (1)
(Delaware L.L.C.)
100%
Guarantor Subsidiaries
100%
100%
$250.0 million 2022 Notes
$650.0 million 2023 Notes
Summit Materials Finance Corp.
(Delaware Corp.) (4)
Non-Guarantor Subsidiaries

(1)         SEC registrant.

(2)         As of October 1, 2016, entities affiliated with Blackstone, a member of management and his family trust that directly hold LP Units held all of the issued and outstanding shares of Class B common stock of Summit Inc. The Class B common stock provides holders of LP Units with a number of votes equal to the number of LP Units held.

(3)         Guarantor under the senior secured credit facilities, but not the Senior Notes.

(4)         Summit LLC and Finance Corp are the issuers of the Senior Notes and Summit LLC is the borrower under our senior secured credit facilities. Finance Corp. was formed solely for the purpose of serving as co-issuer of certain indebtedness, including the Senior Notes. Finance Corp. does not and will not have operations of any kind and does not and will not have revenue or assets other than as may be incidental to its activities as a co-issuer of the Senior Notes.

SUMMIT MATERIALS, INC.

SUMMIT MATERIALS, LLC

FORM 10-Q

		Page No.
PART I—Financial Information

Item 1.	Financial Statements for Summit Materials, Inc.	1

	Consolidated Balance Sheets as of October 1, 2016 (unaudited) and January 2, 2016	1

	Unaudited Consolidated Statements of Operations for the three and nine months ended October 1, 2016 and September 26, 2015	2

	Unaudited Consolidated Statements of Comprehensive Operations for the three and nine months ended October 1, 2016 and September 26, 2015	3

	Unaudited Consolidated Statements of Cash Flows for the nine months ended October 1, 2016 and September 26, 2015	4

	Unaudited Consolidated Statements of Changes in Stockholders Equity and Redeemable Noncontrolling Interest for the nine months ended October 1, 2016 and September 26, 2015	5

	Notes to Unaudited Consolidated Financial Statements	6

	Financial Statements for Summit Materials, LLC	23

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	24

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	41

Item 4.	Controls and Procedures	41

PART II — Other Information

Item 1.	Legal Proceedings	43

Item 1A.	Risk Factors	43

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	43

Item 3.	Defaults Upon Senior Securities	43

Item 4.	Mine Safety Disclosures	43

Item 5.	Other Information	43

Item 6.	Exhibits	44

SIGNATURES		46

PART I—FINANCIAL INFORMATION

ITEM 1.                          FINANCIAL STATEMENTS

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	October 1,	January 2,
	2016	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$31,643	$186,405
Accounts receivable, net	247,175	145,544
Costs and estimated earnings in excess of billings	39,052	5,690
Inventories	164,875	130,082
Other current assets	8,353	4,807
Total current assets	491,098	472,528
Property, plant and equipment, less accumulated depreciation, depletion and amortization (October 1, 2016 - $452,186 and January 2, 2016 - $366,505)	1,456,491	1,269,006
Goodwill	760,448	596,397
Intangible assets, less accumulated amortization (October 1, 2016 - $7,315 and January 2, 2016 - $5,237)	25,205	15,005
Other assets	47,796	43,243
Total assets	$2,781,038	$2,396,179
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	21,907	20,584
Accounts payable	113,329	81,397
Accrued expenses	108,711	92,942
Billings in excess of costs and estimated earnings	16,869	13,081
Total current liabilities	267,316	214,504
Long-term debt	1,515,381	1,273,652
Acquisition-related liabilities	31,473	39,977
Other noncurrent liabilities	121,133	100,186
Total liabilities	1,935,303	1,628,319
Commitments and contingencies (see note 11)
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 75,566,319 and 49,745,944 shares issued and outstanding as of October 1, 2016 and January 2, 2016, respectively	756	497
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 28,661,526 and 69,007,297 shares issued and outstanding as of October 1, 2016 and January 2, 2016, respectively	287	690
Additional paid-in capital	730,201	619,003
Accumulated earnings	46,259	10,870
Accumulated other comprehensive loss	(2,865)	(2,795)
Stockholders’ equity	774,638	628,265
Noncontrolling interest in consolidated subsidiaries	1,419	1,362
Noncontrolling interest in Summit Holdings	69,678	138,233
Total stockholders’ equity	845,735	767,860
Total liabilities and stockholders’ equity	$2,781,038	$2,396,179

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue:
Product	$386,236	$338,020	$907,679	$748,210
Service	93,974	88,266	193,206	182,224
Net revenue	480,210	426,286	1,100,885	930,434
Delivery and subcontract revenue	49,227	45,619	102,205	100,401
Total revenue	529,437	471,905	1,203,090	1,030,835
Cost of revenue (excluding items shown separately below):
Product	224,927	207,500	559,512	490,923
Service	61,725	59,280	136,250	128,514
Net cost of revenue	286,652	266,780	695,762	619,437
Delivery and subcontract cost	49,227	45,619	102,205	100,401
Total cost of revenue	335,879	312,399	797,967	719,838
General and administrative expenses	64,194	42,539	185,208	149,484
Depreciation, depletion, amortization and accretion	39,427	33,306	109,195	86,818
Transaction costs	1,684	304	5,290	8,044
Operating income	88,253	83,357	105,430	66,651
Other expense (income), net	565	(1,171)	799	(678)
Loss on debt financings	—	32,641	—	64,313
Interest expense	25,273	20,727	72,467	62,231
Income (loss) from operations before taxes	62,415	31,160	32,164	(59,215)
Income tax expense (benefit)	1,309	(2,655)	(7,913)	(12,468)
Income (loss) from continuing operations	61,106	33,815	40,077	(46,747)
Income from discontinued operations	—	(57)	—	(815)
Net income (loss)	61,106	33,872	40,077	(45,932)
Net income (loss) attributable to noncontrolling interest in subsidiaries	92	52	57	(1,917)
Net income (loss) attributable to Summit Holdings	16,194	19,109	2,947	(48,370)
Net income attributable to Summit Inc.	$44,820	$14,711	$37,073	$4,355
Net income per share of Class A common stock:
Basic	$0.61	$0.38	$0.60	$0.13
Diluted	$0.61	$0.38	$0.41	$0.13
Weighted average shares of Class A common stock:
Basic	73,297,795	38,901,989	61,550,741	32,589,721
Diluted	73,444,105	38,945,467	100,343,458	32,632,630

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Operations

(In thousands)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Net income (loss)	$61,106	$33,872	$40,077	$(45,932)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(1,311)	(6,296)	3,966	(11,531)
Income (loss) on cash flow hedges	60	(1,010)	(3,232)	(1,010)
Other comprehensive (loss) income	(1,251)	(7,306)	734	(12,541)
Comprehensive income (loss)	59,855	26,566	40,811	(58,473)
Less comprehensive income (loss) attributable to the noncontrolling interest in consolidated subsidiaries	92	52	57	(1,917)
Less comprehensive income (loss) attributable to Summit Holdings	15,827	14,424	3,751	(58,304)
Comprehensive income attributable to Summit Inc.	$43,936	$12,090	$37,003	$1,748

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended
	October 1,	September 26,
	2016	2015
Cash flow from operating activities:
Net income (loss)	$40,077	$(45,932)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	118,026	90,789
Share-based compensation expense	46,123	18,589
Deferred income tax benefit	(8,994)	—
Net gain on asset disposals	(5,844)	(4,990)
Net gain on debt financings	—	(4,570)
Other	(971)	136
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(81,234)	(56,287)
Inventories	(17,072)	(3,830)
Costs and estimated earnings in excess of billings	(34,349)	(23,402)
Other current assets	(2,876)	(4,401)
Other assets	(217)	(524)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	23,812	29,383
Accrued expenses	8,948	(11,575)
Billings in excess of costs and estimated earnings	2,138	(763)
Other liabilities	(3,044)	(853)
Net cash provided by (used in) operating activities	84,523	(18,230)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(331,463)	(505,466)
Purchases of property, plant and equipment	(121,945)	(69,672)
Proceeds from the sale of property, plant and equipment	16,222	8,883
Other	1,500	610
Net cash used for investing activities	(435,686)	(565,645)
Cash flow from financing activities:
Proceeds from equity offerings	—	1,037,444
Capital issuance costs	(136)	(61,218)
Proceeds from stock option exercises	113	—
Shares redeemed to settle employee taxes	(8)	—
Proceeds from debt issuances	354,000	1,415,750
Debt issuance costs	(5,675)	(10,911)
Payments on debt	(114,254)	(1,251,407)
Purchase of noncontrolling interests	—	(497,848)
Payments on acquisition-related liabilities	(28,920)	(15,018)
Distributions from partnership	(9,049)	(26,448)
Net cash provided by financing activities	196,071	590,344
Impact of foreign currency on cash	330	(697)
Net (decrease) increase in cash	(154,762)	5,772
Cash and cash equivalents—beginning of period	186,405	13,215
Cash and cash equivalents—end of period	$31,643	$18,987

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Stockholders’ Equity and Redeemable Noncontrolling Interest

(In thousands, except share amounts)

				Summit Materials, Inc.								Total
					Accumulated							Stockholders’
	Redeemable		Noncontrolling		Other	Class A		Class B		Additional	Noncontrolling	Equity/
	Noncontrolling	Partners’	Interest in	Accumulated	Comprehensive	Common Stock		Common Stock		Paid-in	Interest in	Partners’
	Interest	Interest	Subsidiaries	Earnings	Operations	Shares	Dollars	Shares	Dollars	Capital	Summit Holdings	Interest
Balance — January 2, 2016	$—	$—	$1,362	$10,870	$(2,795)	49,745,944	$497	69,007,297	$690	$619,003	$138,233	$767,860
Net income	—	—	57	37,073	—	—	—	—	—	—	2,947	40,077
LP Unit exchanges	—	—	—	—	—	25,813,292	258	—	—	62,884	(63,257)	(115)
Other comprehensive (loss) income	—	—	—	—	(70)	—	—	—	—	—	804	734
Stock Option Exercises	—	—	—	—	—	6,250	1	—	—	112	—	113
Restricted stock unit vesting	—	—	—	—	—	833	—	—	—	(8)	—	(8)
Class B share cancellation	—	—	—	—	—	—	—	(40,345,771)	(403)	403	—	—
Purchase of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	(1,684)	—	—	—	—	—	47,807	—	46,123
Distributions from partnership	—	—	—	—	—	—	—	—	—	—	(9,049)	(9,049)
Balance — October 1, 2016	$—	$—	$1,419	$46,259	$(2,865)	75,566,319	$756	28,661,526	$287	$730,201	$69,678	$845,735

Balance — December 27, 2014	$33,740	$285,685	$1,298	$—	$—	—	$—	—	$—	$—	$—	$286,983
Accretion/ redemption value adjustment	32,252	(32,252)	—	—	—	—	—	—	—	—	—	(32,252)
Net loss	(1,890)	(41,338)	(77)	—	—	—	—	—	—	—	—	(41,415)
Other comprehensive loss	—	(5,249)	—	—	—	—	—	—	—	—	—	(5,249)
Share-based compensation	—	424	—	—	—	—	—	—	—	—	—	424
Balance — March 11, 2015	$64,102	$207,270	$1,221	$—	$—	—	$—	—	$—	$—	$—	$208,491

Recording of noncontrolling interest upon reorganization	—	(207,270)	—	—	—	—	—	—	—	—	207,270	—
Net loss	—	—	50	4,355	—	—	—	—	—	—	(7,032)	(2,627)
Issuance of Class A Shares	—	—	—	—	—	47,980,555	480	—	—	564,214	—	564,694
Issuance of Class B Shares	—	—	—	—	—	—	—	69,007,397	690	(690)	—	—
Other comprehensive income	—	—	—	—	(2,607)	—	—	—	—	—	(4,685)	(7,292)
Share repurchase	—	—	—	—	—	—	—	(100)	—	—	—	—
Purchase of redeemable noncontrolling interest	(64,102)	—	—	—	—	1,029,183	10	—	—	18,515	(51,315)	(32,790)
Share-based compensation	—	—	—	—	—	—	—	—	—	18,165	—	18,165
Distributions from partnership	—	—	—	—	—	—	—	—	—	—	(26,448)	(26,448)
Balance — September 26, 2015	$—	$—	$1,271	$4,355	$(2,607)	49,009,738	$490	69,007,297	$690	600,204	$117,790	$722,193

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Tables in thousands, except share amounts)

1.                       SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Summit Materials, Inc. (“Summit Inc.” and, together with its subsidiaries, the “Company”) is a vertically-integrated construction materials company. The Company is engaged in the production and sale of aggregates, cement, ready-mix concrete, asphalt paving mix and concrete products and owns and operates quarries, sand and gravel pits, two cement plants, cement distribution terminals, ready-mix concrete plants, asphalt plants and landfill sites. It is also engaged in paving and related services. The Company’s three operating and reporting segments are the West, East and Cement segments.

Substantially all of the Company’s products and services are produced, consumed and performed outdoors, primarily in the spring, summer and fall. Seasonal changes and other weather-related conditions can affect the production and sales volumes of its products and delivery of services. Therefore, the financial results for any interim period are typically not indicative of the results expected for the full year. Furthermore, the Company’s sales and earnings are sensitive to national, regional and local economic conditions and to cyclical changes in construction spending, among other factors.

On September 23, 2014, Summit Inc. was formed as a Delaware corporation to be a holding company. Its sole material asset is a controlling equity interest in Summit Materials Holdings L.P. (“Summit Holdings”). Pursuant to a reorganization into a holding company structure (the “Reorganization”) consummated in connection with Summit Inc.’s March 2015 initial public offering, Summit Inc. became a holding corporation operating and controlling all of the business and affairs of Summit Holdings and its subsidiaries and, through Summit Holdings, conducts its business. Together with Summit Inc., certain investment funds affiliated with Blackstone Capital Partners V L.P. and Silverhawk Summit, L.P. (collectively, the “Sponsors”) are the primary owners of Summit Holdings.

Equity Offerings—Summit Inc. commenced operations on March 11, 2015 upon the pricing of the initial public offering of its Class A common stock (“IPO”). Summit Inc. raised $433.0 million, net of underwriting discounts, through the issuance of 25,555,555 shares of Class A common stock at a public offering price of $18.00 per share. Summit Inc. used the offering proceeds to purchase a number of newly-issued Class A Units (“LP Units”) from Summit Holdings equal to the number of shares of Class A common stock issued to the public. Summit Inc. caused Summit Holdings to use these proceeds: (i) to redeem $288.2 million in aggregate principal amount of outstanding 10 1/2% senior notes due January 31, 2020 (“2020 Notes”); (ii) to purchase 71,428,571 Class B Units of Continental Cement Company, L.L.C. (“Continental Cement”); (iii) to pay a one-time termination fee of $13.8 million primarily to affiliates of the Sponsors in connection with the termination of a transaction and management fee agreement; and (iv) for general corporate purposes. The $288.2 million redemption of 2020 Notes was completed in the second quarter of 2015 at a redemption price equal to par plus an applicable premium of $38.2 million plus $5.2 million of accrued and unpaid interest.

In connection with the IPO, Summit Inc. issued 69,007,297 shares of its Class B common stock to Summit Owner Holdco LLC (“Summit Owner Holdco”), a Delaware limited liability company owned by certain pre-IPO owners and the former holders of Class B Units of Continental Cement. The Class B common stock entitled Summit Owner Holdco, without regard to the number of shares of Class B common stock held by it, to a number of votes that is equal to the aggregate number of LP Units held by all limited partners of Summit Holdings (excluding Summit Inc.). On July 19, 2016, Summit Owner Holdco transferred 28,661,526 shares of its Class B common stock to certain holders of LP Units and the remaining 40,345,771 shares of Class B common stock were cancelled. The Class B common stock entitles holders thereof, who are also holders of LP Units, with a number of votes that is equal to the number of LP Units they hold. The Class B common stock does not participate in dividends and does not have any liquidation rights.

On August 11, 2015, Summit Inc. raised $555.8 million, net of underwriting discounts, through the issuance of 22,425,000 shares of Class A common stock at a public offering price of $25.75 per share (“the August 2015 follow-on offering”). Summit Inc. used these proceeds to purchase 3,750,000 newly-issued LP Units from Summit Holdings and 18,675,000 LP Units from certain of our pre-IPO owners, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions. Summit Holdings used the proceeds from the 3,750,000 newly-issued LP Units to pay the deferred purchase price of $80.0 million related to the July 17, 2015 acquisition of a cement plant and quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River (the “Davenport Assets”) and for general corporate purposes.

Basis of Presentation—These unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended January 2, 2016. The Company continues to follow the accounting policies set forth in those consolidated financial statements.

Management believes that these consolidated interim financial statements include all adjustments, normal and recurring in nature, that are necessary to present fairly the financial position of the Company as of October 1, 2016, the results of operations for the three and nine months ended October 1, 2016 and September 26, 2015 and cash flows for the nine months ended October 1, 2016 and September 26, 2015.

The Company’s fiscal year is based on a 52-53 week year with each quarter composed of 13 weeks ending on a Saturday. The 53-week year occurs approximately once every seven years and occurred in 2015. The additional week in the 53-week year was included in the fourth quarter of 2015.

Principles of Consolidation—The consolidated financial statements include the accounts of Summit Inc. and its majority owned subsidiaries. All intercompany balances and transactions have been eliminated. As a result of the Reorganization, Summit Holdings became a variable interest entity over which Summit Inc. has 100% voting power and control and for which Summit Inc. has the obligation to absorb losses and the right to receive benefits. As a result, Summit Inc. is Summit Holdings’ primary beneficiary and thus consolidates Summit Holdings in its consolidated financial statements with a corresponding noncontrolling interest elimination, which was 24.5% and 50.3% as of October 1, 2016 and January 2, 2016, respectively.

Noncontrolling interests in consolidated subsidiaries represent a 20% ownership in Ohio Valley Asphalt, LLC and, prior to the IPO and concurrent purchase of the noncontrolling interests of Continental Cement, a 30% redeemable ownership in Continental Cement. The Company attributes consolidated stockholders’ equity and net income separately to the controlling and noncontrolling interests. The Company accounts for investments in entities for which it has an ownership of 20% to 50% using the equity method of accounting.

Use of Estimates—Preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenue and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangibles and other long-lived assets, pension and other postretirement obligations and asset retirement obligations. Estimates also include revenue earned on contracts and costs to complete contracts. Most of the Company’s paving and related services are performed under fixed unit-price contracts with state and local governmental entities. Management regularly evaluates its estimates and assumptions based on historical experience and other factors, including the current economic environment. As future events and their effects cannot be determined with precision, actual results can differ significantly from estimates made. Changes in estimates, including those resulting from continuing changes in the economic environment, are reflected in the Company’s consolidated financial statements when the change in estimate occurs.

Business and Credit Concentrations—The Company’s operations are conducted primarily across 24 U.S. states and in British Columbia, Canada, with the most significant revenue generated in Texas, Kansas, Utah, Missouri and Kentucky. The Company’s accounts receivable consist primarily of amounts due from customers within these areas. Therefore, collection of these accounts is dependent on the economic conditions in the aforementioned states, as well as specific situations affecting individual customers. Credit granted within the Company’s trade areas has been granted to many customers, and management does not believe that a significant concentration of credit exists with respect to any individual customer or group of customers. No single customer accounted for more than 10% of the Company’s total revenue in the three and nine months ended October 1, 2016 and September 26, 2015.

Earnings per Share—The Company computes basic earnings per share attributable to stockholders by dividing income attributable to Summit Inc. by the weighted-average shares of Class A common stock outstanding. Diluted earnings per share reflects the potential dilution beyond shares for basic earnings per share that could occur if securities or other contracts to issue common stock were exercised, converted into common stock, or resulted in the issuance of common stock that would have shared in the Company’s earnings. Since the Class B common stock has no economic value, those shares are not included in the weighted-average common share amount for basic or diluted earnings per share. In addition, as the shares of Class A common stock are issued by Summit Inc., the earnings and equity interests of noncontrolling interests are not included in basic earnings per share.

Fair Value Measurements—Certain acquisitions made by the Company require the payment of contingent amounts of purchase consideration. These payments are contingent on specified operating results being achieved in periods subsequent to the acquisition and will only be made if earn-out thresholds are achieved. Contingent consideration obligations are measured at fair value each reporting period. Any adjustments to fair value are recognized in earnings in the period identified.

The Company has entered into interest rate derivatives on $200.0 million of its term loan borrowings to add stability to interest expense and to manage its exposure to interest rate movements. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and will be subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The fair value of contingent consideration and derivatives as of October 1, 2016 and January 2, 2016 was:

	October 1,	January 2,
	2016	2016
Current portion of acquisition-related liabilities and Accrued expenses:
Contingent consideration	$7,206	$4,918
Cash flow hedges	831	224
Acquisition-related liabilities and Other noncurrent liabilities
Contingent consideration	$1,824	$2,475
Cash flow hedges	3,341	681

The fair value of contingent consideration was based on unobservable, or Level 3, inputs, including projected probability-weighted cash payments and an 11.0% discount rate, which reflects a market discount rate. Changes in fair value may occur as a result of a change in actual or projected cash payments, the probability weightings applied by the Company to projected payments or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a lower, or higher, fair value measurement. The fair value of the cash flow hedges are based on observable, or Level 2, inputs such as interest rates, bond yields and prices in inactive markets. There were no material valuation adjustments to the derivatives in the three or nine months ended October 1, 2016 and September 26, 2015, and approximately $4.1 million of adjustments to contingent consideration in the nine months ended October 1, 2016.

Financial Instruments—The Company’s financial instruments include debt and certain acquisition-related liabilities (deferred consideration and noncompete obligations). The carrying value and fair value of these financial instruments as of October 1, 2016 and January 2, 2016 was:

	October 1, 2016		January 2, 2016
	Fair Value	Carrying Value	Fair Value	Carrying Value
Level 2
Long-term debt(1)	$1,578,157	$1,537,513	$1,283,799	$1,291,858

Level 3
Current portion of deferred consideration and noncompete obligations(2)	14,701	14,701	15,666	15,666
Long term portion of deferred consideration and noncompete obligations(3)	29,649	29,649	37,502	37,502

(1)         Balances include $6.5 million of current portion of debt and exclude capitalized loan costs of $15.6 million and $11.7 million as of October 1, 2016 and January 2, 2016, respectively.

(2)         Included in current portion of acquisition-related liabilities on the consolidated balance sheets.

(3)         Included in acquisition-related liabilities on the consolidated balance sheets.

The fair value of debt was determined based on observable, or Level 2, inputs, such as interest rates, bond yields and quoted prices in inactive markets. The fair values of the deferred consideration and noncompete obligations were determined based on unobservable, or Level 3, inputs, including the cash payment terms in the purchase agreements and a discount rate reflecting the Company’s credit risk.

Redeemable Noncontrolling Interest — On March 17, 2015, upon the consummation of the IPO and the transactions contemplated by a contribution and purchase agreement entered into with the holders of all of the outstanding Class B Units of Continental Cement, Continental Cement became a wholly-owned indirect subsidiary of Summit Inc. The noncontrolling interests of Continental Cement were acquired for aggregate consideration of $64.1 million, consisting of $35.0 million of cash, 1,029,183 shares of Summit Inc.’s Class A common stock and $15.0 million aggregate principal amount of non-interest bearing notes payable in six annual installments of $2.5 million, beginning on March 17, 2016.

New Accounting Standards — In March 2016, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard with targeted amendments to the accounting for employee share-based payments. Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting, requires that the income tax effect of share-based awards be recognized in the income statement and allows entities to elect an accounting method to recognize forfeitures as they occur or to estimate forfeitures, as is currently required. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. However, the Company early adopted this ASU as of the beginning of fiscal year 2016 and made an election to recognize forfeitures as they occur. The ASU adoption was applied using a modified retrospective method by means of a $1.7 million cumulative-effect adjustment to accumulated earnings as of the beginning of the fiscal year.

In February 2016, the FASB issued a new accounting standard related to lease accounting, ASU No. 2016-02, Leases, which will result in lessees recognizing most leases on the balance sheet. Lessees are required to disclose more quantitative and qualitative information about their leases than current U.S. GAAP requires. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As of October 1, 2016 and January 2, 2016, the Company’s undiscounted minimum contractual commitments under long-term operating leases, which were not recorded on the balance sheet, were $28.6 million and $21.9 million, respectively, which is an estimate of the effect to lease obligations and property, plant and equipment that the new accounting standard would have as of the dates noted.

In May 2014, the FASB issued a new accounting standard to improve and converge the financial reporting requirements for revenue from contracts with customers. ASU No. 2014-09, Revenue from Contracts with Customers, prescribes a five-step model for revenue recognition that will replace most existing revenue recognition guidance in U.S. GAAP. The ASU will supersede nearly all existing revenue recognition guidance under U.S. GAAP and provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. In July 2015, the FASB postponed the effective date of the new revenue standard by one year to the first quarter of 2018. Early adoption is permitted, but no earlier than 2017. Management is currently assessing the effect that the adoption of this standard will have on the consolidated financial statements.

Reclassifications — Certain amounts in the prior year have been reclassified to conform to the current period’s presentation.

2.                       SHARE-BASED COMPENSATION

Prior to the IPO and Reorganization, the capital structure of Summit Holdings consisted of six different classes of limited partnership interests (Class A-1, Class A-2, Class B-1, Class C, Class D-1 and Class D-2), each of which was subject to unique distribution rights. There were no outstanding Class A-2 interests. In connection with the IPO and the Reorganization, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating the LP Units (“Reclassification”). Immediately following the Reclassification, 69,007,297 LP Units were outstanding. In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Class A common stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Class A common stock (“leverage restoration options”). The exercise price of the warrants and leverage restoration options is the IPO price of $18.00 per share. In conjunction with the Reclassification of the equity-based awards, the Company recognized a $14.5 million modification charge in general and administrative expenses in the nine months ended September 26, 2015.

The leverage restoration options were granted under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The leverage restoration options that correlated to time-vesting interests vest over four years beginning on the Reclassification date and the leverage restoration options that correlated to performance-vesting interests vest when both the applicable return multiple is achieved and a four year time-vesting condition is satisfied. The four-year time-vesting condition will be satisfied with respect to 25% on each of the first four anniversaries of the Reclassification date, subject to the employee’s continued employment through the applicable vesting date.

The Company also granted 240,000 options to purchase shares of Class A common stock under the Omnibus Incentive Plan to certain employees some of whom had not previously been granted equity-based interests. These stock options have an exercise price of $18.00 per share, the IPO price, and are subject to a time-based vesting condition that will be satisfied with respect to 25% of the award on each of the first four anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date.

In the nine months ended October 1, 2016, Summit Inc. acquired 25,812,254 LP Units in exchange for an equal number of shares of Class A common stock, of which 21,482,082 LP Units were exchanged by certain investment funds associated with or designated by The Blackstone Group L.P. (“Blackstone”). Blackstone subsequently sold the shares of Class A common stock it received through underwritten public offerings. As a result of these transactions and Blackstone’s prior exchange and sale of LP Units, the performance target associated with certain LP Units and leverage restoration options which was based on Blackstone receiving a 1.75 times return on its initial investment, was achieved. In addition, on August 9, 2016, the Board of Directors of Summit Inc. determined that it was in the best interest of the Company to waive the 3.0 times threshold on the remaining unvested performance-based LP Units and leverage restoration options. The Company recognized $12.5 million and $37.3 million in general and administrative expenses in the three and nine months ended October 1, 2016, respectively, related to the vesting of these performance-based awards.

3.                       ACQUISITIONS

The Company has completed numerous acquisitions since its formation in 2009, which have been financed through a combination of debt and equity funding. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective closing dates of the acquisitions. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value.

West segment

•                  On August 19, 2016, the Company acquired H.C. Rustin Corporation (“Rustin”), a ready-mix company with 12 ready-mix plants servicing the Southern Oklahoma market. The acquisition was funded with cash on hand.

•                  On April 29, 2016, the Company acquired Sierra Ready Mix, LLC (“Sierra”), a vertically integrated aggregates and ready-mix concrete business with one sand and gravel pit and two ready-mix concrete plants located in Las Vegas, Nevada. The acquisition was funded with cash on hand.

•                  On December 11, 2015, the Company acquired all of the assets of Pelican Asphalt Company, LLC, an asphalt terminal business in Houston, Texas. The acquisition was funded with cash on hand.

•                  On August 21, 2015, the Company acquired all of the stock of LeGrand Johnson Construction Co., a vertically integrated company based in Utah with five sand and gravel pits, four ready-mix concrete plants and three asphalt plants and servicing the northern and central Utah, western Wyoming and southern Idaho markets. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•                  On June 1, 2015, the Company acquired all of the stock of Lewis & Lewis, Inc., a vertically integrated business in Wyoming. The acquisition was funded with borrowings under the Company’s revolving credit facility.

East segment

•                  On August 26, 2016, the Company acquired R.D. Johnson Excavating Company, LLC and Asphalt Sales of Lawrence, LLC (“RD Johnson”), an asphalt producer and construction services company based in Lawrence, Kansas. The acquisition was funded with both cash on hand and borrowings under the Company’s revolving credit facility.

•                  On August 8, 2016, the Company acquired the assets of Weldon Real Estate, LLC (“Weldon”) and the membership interests of Honey Creek Disposal Service, LLC. (‘‘Honey Creek’’). Honey Creek is a trash collection business, which was sold immediately after acquisition. The Company retained the building assets of Weldon, where its recycling business in Kansas is operated. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•                  On May 20, 2016, the Company acquired seven aggregates quarries in central and northwest Missouri from APAC-Kansas, Inc. and APAC-Missouri, Inc., subsidiaries of Oldcastle Materials, Inc. (“Oldcastle Assets”).

•                  On March 18, 2016, the Company acquired Boxley Materials Company (“Boxley”), a vertically integrated company based in Roanoke, Virginia with six quarries, four ready-mix concrete plants and four asphalt plants.

•                  On February 5, 2016, the Company acquired American Materials Company (“AMC”), an aggregates company with five sand and gravel pits servicing coastal North and South Carolina. The acquisition was funded with cash on hand.

Cement segment

•                  On August 30, 2016, the Company acquired two river-supplied cement and fly-ash distribution terminals in Southern Louisiana (“Angelle Assets”). The acquisition was funded with borrowings under the Company’s revolving credit facility.

•                  On July 17, 2015, the Company completed the acquisition of the Davenport Assets, a cement plant and a quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River for $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa, for which a $16.6 million gain on disposition was recognized in general and administrative expenses. The cash purchase price was funded through a combination of debt (see Note 7) and $80.0 million with proceeds from the August 2015 follow-on offering. Combined with the Company’s cement plant in Hannibal, Missouri, the Company has over two million short tons of cement capacity across our two plants and eight cement distribution terminals along the Mississippi River from Minneapolis, Minnesota to New Orleans, Louisiana. The goodwill that was acquired with the Davenport Assets reflects the value from estimated synergies and cost savings, primarily from expanded geographic area, overhead cost reductions and best practice sharing of operating efficiencies between the acquired assets and the Company’s existing cement plant in Hannibal, Missouri. The Davenport Assets were immediately integrated into the Company’s existing cement operations such that it is not practicable to report revenue and net income separately for the Davenport Assets.

The purchase price allocation, primarily the valuation of property, plant and equipment for the 2016 acquisitions has not yet been finalized due to the recent timing of the acquisitions. The following table summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Nine months ended	Davenport	Year Ended
	October 1,	July 17,	January 2, 2016
	2016	2015	(excluding Davenport)

Financial assets	$22,066	$—	$12,555
Inventories	17,540	21,776	2,036
Property, plant and equipment	178,082	275,436	57,817
Intangible assets	12,149	—	—
Other assets	5,378	6,450	(745)
Financial liabilities	(14,587)	(2,190)	(13,733)
Other long-term liabilities	(29,231)	(4,086)	(11,289)
Net assets acquired	191,397	297,386	46,641
Goodwill	153,438	170,067	15,710
Purchase price	344,835	467,453	62,351
Acquisition related liabilities	(14,142)	—	(1,044)
Bettendorf assets	—	(18,743)	—
Other	770	—	—
Net cash paid for acquisitions	$331,463	$448,710	$61,307

Changes in the carrying amount of goodwill, by reportable segment, from January 2, 2016 to October 1, 2016 are summarized as follows:

	West	East	Cement	Total
Balance, January 2, 2016	$303,926	$98,308	$194,163	$596,397
Acquisitions(1)	26,186	126,419	9,003	161,608
Foreign currency translation adjustments	2,443	—	—	2,443
Balance, October 1, 2016	$332,555	$224,727	$203,166	$760,448

Accumulated impairment losses as of October 1, 2016 and January 2, 2016	$(53,264)	$(14,938)	$—	$(68,202)

(1)         Reflects goodwill from 2016 acquisitions and working capital adjustments from prior year acquisitions in the West and Cement segments, including $5.4 million related to below-market contracts assumed with the Davenport Assets acquisition.

The Company’s intangible assets are primarily composed of goodwill, lease agreements and reserve rights. The assets related to lease agreements reflect the submarket royalty rates paid under agreements, primarily, for extracting aggregates. The values were determined as of the respective acquisition dates by a comparison of market-royalty rates. The reserve rights relate to aggregate reserves to which the Company has the rights of ownership, but does not own the reserves. The intangible assets are amortized on a straight-line basis over the lives of the leases. The following table shows intangible assets by type and in total:

	October 1, 2016			January 2, 2016
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Leases	$22,506	$(3,147)	$19,359	$10,357	$(2,531)	$7,826
Reserve rights	8,765	(3,440)	5,325	8,636	(2,078)	6,558
Trade names	1,000	(633)	367	1,000	(558)	442
Other	249	(95)	154	249	(70)	179
Total intangible assets	$32,520	$(7,315)	$25,205	$20,242	$(5,237)	$15,005

Amortization expense totaled $0.6 million and $2.1 million for the three and nine months ended October 1, 2016, respectively, and $0.5 million and $1.5 million for the three and nine months ended September 26, 2015, respectively. The estimated amortization expense for the intangible assets for each of the five years subsequent to October 1, 2016 is as follows:

2016 (three months)	$585
2017	1,308
2018	1,302
2019	1,283
2020	1,199
2021	1,158
Thereafter	18,370
Total	$25,205

4.                       ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Trade accounts receivable	$235,386	$133,418
Retention receivables	13,857	13,217
Receivables from related parties	574	635
Accounts receivable	249,817	147,270
Less: Allowance for doubtful accounts	(2,642)	(1,726)
Accounts receivable, net	$247,175	$145,544

Retention receivables are amounts earned by the Company but held by customers until paving and related service contracts and projects are near completion or fully completed. Amounts are generally billed and collected within one year.

5.                       INVENTORIES

Inventories consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Aggregate stockpiles	$102,798	$86,236
Finished goods	39,137	14,840
Work in process	8,464	5,141
Raw materials	14,476	23,865
Total	$164,875	$130,082

6.                       ACCRUED EXPENSES

Accrued expenses consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Interest	$20,712	$19,591
Payroll and benefits	29,111	24,714
Capital lease obligations	12,763	15,263
Insurance	10,851	9,824
Non-income taxes	11,089	4,618
Professional fees	3,209	2,528
Other(1)	20,976	16,404
Total	$108,711	$92,942

(1)         Consists primarily of subcontractor and working capital settlement accruals.

7.                       DEBT

Debt consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Term Loan, due 2022:
$641.9 million and $646.8 million, net of $2.7 million and $3.1 million discount at October 1, 2016 and January 2, 2016, respectively	$639,166	$643,693
8 1/2% Senior Notes, due 2022	250,000	—
6 1/8% Senior Notes, due 2023:
$650 million, net of $1.7 million and $1.8 million discount at October 1, 2016 and January 2, 2016, respectively	648,347	648,165
Total	1,537,513	1,291,858
Current portion of long-term debt	6,500	6,500
Long-term debt	$1,531,013	$1,285,358

The contractual payments of long-term debt, including current maturities, for the five years subsequent to October 1, 2016, are as follows:

2016 (three months)	$1,625
2017	6,500
2018	4,875
2019	6,500
2020	8,125
2021	6,500
Thereafter	1,507,750
Total	1,541,875
Less: Original issue net discount	(4,362)
Less: Capitalized loan costs	(15,632)
Total debt	$1,521,881

Senior Notes— On March 8, 2016, Summit LLC and Summit Materials Finance Corp., an indirect wholly-owned subsidiary of Summit LLC (“Finance Corp.” and with Summit LLC, the “Issuers”) issued $250.0 million of 8.500% senior notes due April 15, 2022 (the “2022 Notes”).  The 2022 Notes were issued at 100.0% of their par value with proceeds of $246.3 million, net of related fees and expenses. The proceeds from the sale of the 2022 Notes were used to fund the acquisition of Boxley, replenish cash used for the acquisition of AMC and pay expenses incurred in connection with these acquisitions. The 2022 Notes were issued under an indenture dated

March 8, 2016 (as amended and supplemented, the “2016 Indenture”). The 2016 Indenture contains covenants limiting, among other things, Summit LLC and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The 2016 Indenture also contains customary events of default. Interest on the 2022 Notes is payable semi-annually in arrears on April 15 and October 15 of each year commencing on October 15, 2016.

In 2015, the Issuers issued $650.0 million of 6.125% senior notes due July 2023 (the “2023 Notes” and collectively with the 2022 Notes, the “Senior Notes”). The net proceeds from the 2023 Notes, with proceeds from the refinancing of the term loan described below, were used to pay the $370.0 million initial purchase price for the Davenport Assets, to redeem $336.8 million in aggregate principal amount of the then outstanding 2020 Notes and pay related fees and expenses. Of the aggregate $650.0 million of 2023 Notes, $350.0 million were issued at par and $300.0 million were issued at 99.375% of par. The 2023 Notes were issued under an indenture dated July 8, 2015, the terms of which are generally consistent with the 2016 Indenture. Interest on the 2023 Notes is payable semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2016.

In April, August and November 2015, using proceeds from the IPO, the refinancing of the term loan described below and the proceeds from the 2023 Notes, $288.2 million, $183.0 million and $153.8 million, respectively, in aggregate principal amount of the then outstanding 2020 Notes were redeemed at a price equal to par plus an applicable premium and the indenture under which the 2020 Notes were issued was satisfied and discharged. As a result of the redemptions, net charges of $56.5 million were recognized for the year ended January 2, 2016. The fees included $66.6 million for the applicable prepayment premium and $11.9 million for the write-off of deferred financing fees, partially offset by $22.0 million of net benefit from the write-off of the original issuance net premium for the year ended January 2, 2016.

As of October 1, 2016 and January 2, 2016, the Company was in compliance with all financial covenants under the applicable indentures.

Senior Secured Credit Facilities— Summit LLC has credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million (the “Senior Secured Credit Facilities”). Under the Senior Secured Credit Facilities, required principal repayments of 0.25% of term debt are due on the last business day of each March, June, September and December. The unpaid principal balance is due in full on the maturity date, which is July 17, 2022. On July 17, 2015, Summit LLC refinanced its term loan under the Senior Secured Credit Facilities (the “Refinancing”). The Refinancing, among other things: (i) reduced the applicable margins used to calculate interest rates for term loans under the Senior Secured Credit Facilities to 3.25% for LIBOR rate loans and 2.25% for base rate loans, subject to a LIBOR floor of 1.00% (and one 25 basis point step down upon Summit LLC achieving a certain first lien net leverage ratio); (ii) increased term loans borrowed under the term loan facility from $422.0 million to an aggregate $650.0 million; and (iii) created additional flexibility under the financial maintenance covenants, which are tested quarterly, by increasing the applicable maximum Consolidated First Lien Net Leverage Ratio (as defined in the credit agreement governing the Senior Secured Credit Facilities, the “Credit Agreement”).

On March 11, 2015, Summit LLC entered into Amendment No. 3 to the Credit Agreement, which became effective on March 17, 2015 upon the consummation of the IPO. The amendment: (i) increased the size of the revolving credit facility from $150.0 million to $235.0 million; (ii) extended the maturity date of the revolving credit facility to March 11, 2020; (iii) amended certain covenants; and (iv) permits periodic tax distributions as contemplated in a tax receivable agreement, dated March 11, 2015. As a result of this amendment, $0.8 million of financing fees were recognized in the nine months ended September 26, 2015.

The revolving credit facility bears interest per annum equal to, at Summit LLC’s option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) LIBOR plus 1.00%, plus an applicable margin of 2.25% for base rate loans or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs plus an applicable margin of 3.25% for LIBOR rate loans.

There were no outstanding borrowings under the revolving credit facility as of October 1, 2016 and January 2, 2016, leaving remaining borrowing capacity of $209.4 million, which is net of $25.6 million of outstanding letters of credit. The outstanding letters of credit are renewed annually and support required bonding on construction projects and the Company’s insurance liabilities.

Summit LLC’s Consolidated First Lien Net Leverage Ratio, as such term is defined in the Credit Agreement, should be no greater than 4.75:1.0 as of each quarter-end. As of October 1, 2016 and January 2, 2016, Summit LLC was in compliance with all financial covenants.

Summit LLC’s wholly-owned domestic subsidiary companies, subject to certain exclusions and exceptions, are named as subsidiary guarantors of the Senior Notes and the Senior Secured Credit Facilities. In addition, Summit LLC has pledged substantially all of its assets as collateral, subject to certain exclusions and exceptions, for the Senior Secured Credit Facilities.

Interest expense related to debt totaled $21.8 million and $62.0 million in the three and nine months ended October 1, 2016, respectively, and $17.8 million and $54.6 million in the three and nine months ended September 26, 2015, respectively.

The following table presents the activity for the deferred financing fees for the nine months ended October 1, 2016 and September 26, 2015:

Deferred financing fees
Balance—January 2, 2016	$15,892
Loan origination fees	5,676
Amortization	(2,504)
Balance—October 1, 2016	$19,064

Balance—December 27, 2014	$17,215
Loan origination fees	10,911
Amortization	(2,731)
Write off of deferred financing fees	(12,135)
Balance—September 26, 2015	$13,260

Other—On January 15, 2015, the Company’s wholly-owned subsidiary in British Columbia, Canada entered into an agreement with HSBC for a (i) $6.0 million Canadian dollar (“CAD”) revolving credit commitment to be used for operating activities that bears interest per annum equal to the bank’s prime rate plus 0.20%, (ii) $0.5 million CAD revolving credit commitment to be used for capital equipment that bears interest per annum at the bank’s prime rate plus 0.90% and (iii) $0.4 million CAD revolving credit commitment to provide guarantees on behalf of that subsidiary. There were no amounts outstanding under this agreement as of October 1, 2016 or January 2, 2016.

8.                       ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The changes in each component of accumulated other comprehensive income (loss) consisted of the following:

				Accumulated
		Foreign currency		other
	Change in	translation	Cash flow hedge	comprehensive
	retirement plans	adjustments	adjustments	loss (income)
Balance — January 2, 2016	$1,049	$(3,379)	$(465)	$(2,795)
Foreign currency translation adjustment	—	1,661	—	1,661
Loss on cash flow hedges	—	—	(1,731)	(1,731)
Balance — October 1, 2016	$1,049	$(1,718)	$(2,196)	$(2,865)

Balance — December 27, 2014	$—	$—	$—	$—
Foreign currency translation adjustment	—	(2,109)	—	(2,109)
Loss on cash flow hedges	—	—	(498)	(498)
Balance — September 26, 2015	$—	$(2,109)	$(498)	$(2,607)

9.                       INCOME TAXES

Summit Inc.’s tax provision includes its proportional share of Summit Holdings’ tax attributes. Summit Holdings’ subsidiaries are primarily limited liability companies, but do include certain entities organized as C corporations and a Canadian subsidiary. The tax attributes related to the limited liability companies are passed on to Summit Holdings and then to its partners, including Summit Inc. The tax attributes associated with the C corporation and Canadian subsidiaries are fully reflected in the Company’s accounts.

As of January 2, 2016, Summit Inc. had a valuation allowance on net deferred tax assets of $263.8 million, which primarily consisted of a temporary difference related to the tax intangible assets basis in excess of book.

In assessing the realizability of deferred tax assets, including the deferred tax assets resulting from the expected taxable loss in 2016 and those generated under the tax receivable agreement described below, management determined that it was more likely than not that the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and consideration of tax-planning strategies. Considering these factors, a full valuation allowance was recorded, which has resulted in no provision for the three and nine months ended October 1, 2016.

Tax Receivable Agreement—Upon the consummation of the Reorganization, the Company entered into a tax receivable agreement with the holders of LP Units and certain other pre-IPO owners (“Investor Entities”) that provides for the payment by Summit Inc. to exchanging holders of LP Units of 85% of the benefits, if any, that Summit Inc. is deemed to realize as a result of (i) increases in the tax basis of tangible and intangible assets of Summit Holdings and (ii) the utilization of certain net operating losses of the Investor Entities and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. In the nine months ended October 1, 2016, 25,812,254 LP units were acquired by Summit Inc. in exchange for an equal number of newly-issued shares of Summit Inc.’s Class A common stock. This exchange resulted in a deferred tax asset of approximately $222.3 million, 85% of which is a liability due to the holders of the exchanged LP Units. As discussed above, a full valuation allowance was recognized on the deferred tax asset. As realization of the tax benefit is not currently deemed probable, the related liability to the former holders of LP Units exchanged is not considered probable and is not included in the consolidated balance sheet. The Company considers all available evidence (both positive and negative), including continuing periods of income and other tax planning strategies, in determining whether realization of the tax benefit is more likely than not.  The Company will continue to monitor facts and circumstances in the reassessment of the likelihood that the tax benefit will be realized. If this were to occur, the valuation allowance, or portion thereof, would be released with a corresponding charge to Other Expense for the liability due to former LP Unit holders equal to 85% of the valuation allowance release.

Tax Distributions — The holders of Summit Holdings’ LP Units, including Summit Inc., incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for pro rata cash distributions (“tax distributions”) to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with sufficient cash to cover its tax liability in respect of the LP Units. In general, these tax distributions are computed based on Summit Holdings’ estimated taxable income allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual or corporate resident in New York, New York (or a corporate resident in certain circumstances). In the nine months ended October 1, 2016, Summit Holdings paid tax distributions totaling $25.5 million, of which $9.0 million was paid to holders of its LP Units, other than Summit Inc., and $16.5 million was paid to Summit Inc.

C Corporation Subsidiaries — The effective income tax rate for the C corporations differ from the statutory federal rate primarily due to (1) tax depletion expense in excess of the expense recorded under U.S. GAAP, (2) state income taxes and the effect of graduated tax rates and (3) various other items such as limitations on meals and entertainment and other costs. The effective income tax rate for the Canadian subsidiary is not significantly different from its historical effective tax rate.

As of October 1, 2016, and January 2, 2016, Summit Inc. and its subsidiaries had not recognized any liabilities for uncertain tax positions. The Company records interest and penalties as a component of the income tax provision. No material interest or penalties were recognized in income tax expense during the three and nine months ended October 1, 2016, or September 26, 2015.

10.    NET INCOME PER SHARE

Basic income per share is computed by dividing net income by the weighted average common shares outstanding and diluted net income is computed by dividing net income, adjusted for changes in the amount allocated to Summit Inc. as a result of the assumed conversion of LP Units, by the weighted-average common shares outstanding assuming dilution.

The following table shows the calculation of basic income per share:

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Net income attributable to Summit Inc.	$44,820	$14,711	$37,073	$4,355
Weighted average shares of Class A shares outstanding	73,297,795	38,901,989	61,550,741	32,589,721
Basic earnings per share	$0.61	$0.38	$0.60	$0.13

Net income attributable to Summit Inc.	$44,820	$14,711	$37,073	$4,355
Add: Noncontrolling interest impact of LP Unit conversion	—	—	3,745	—
Diluted net income attributable to Summit Inc.	44,820	14,711	40,818	4,355

Weighted average shares of Class A shares outstanding	73,297,795	38,901,989	61,550,741	32,589,721
Add: weighted average of LP Units	—	—	38,293,384	—
Add: stock options	—	—	181,961	—
Add: warrants	17,368	43,478	11,639	42,909
Add: restricted stock units	100,876	—	225,786	—
Add: performance stock units	28,066		79,947
Weighted average dilutive shares outstanding	73,444,105	38,945,467	100,343,458	32,632,630
Diluted earnings per share	$0.61	$0.38	$0.41	$0.13

Excluded from diluted earnings per share for the three months ended October 1, 2016 were 26,731,747 LP Units and 5,017,664 time-vesting stock options and from the three months ended September 26, 2015 were 59,567,187 LP Units, 2,280,314 stock options and 5,000 restricted stock units, as they were antidilutive.

Excluded from diluted earnings per share for the nine months ended September 26, 2015 were 64,690,463 LP Units, 2,280,314 stock options and 5,000 restricted stock units, as they were antidilutive.

11.    COMMITMENTS AND CONTINGENCIES

The Company is party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all pending or threatened claims and litigation will not have a material effect on the Company’s consolidated results of operations, financial position or liquidity. The Company records legal fees as incurred.

Litigation and Claims—The Company is obligated under an indemnification agreement entered into with the sellers of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc. for the sellers’ ownership interests in a joint venture agreement. The Company has the rights to any benefits under the joint venture as well as the assumption of any obligations, but does not own equity interests in the joint venture. The joint venture has incurred significant losses on a highway project in Utah, which have resulted in requests for funding from the joint venture partners and ultimately from the Company. Through October 1, 2016, the Company has funded $8.8 million, $4.0 million in 2012 and $4.8 million in 2011. In 2012 and 2011, the Company recognized losses on the indemnification agreement of $8.0 million and $1.9 million, respectively. As of October 1, 2016 and January 2, 2016, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of future funding obligations.

Environmental Remediation and Site Restoration —The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

The Company has site restoration obligations arising from regulatory and contractual requirements to perform reclamation activities at the time certain quarries and landfills are closed. As of October 1, 2016 and January 2, 2016, $18.4 million and $18.7 million, respectively, were included in other noncurrent liabilities on the consolidated balance sheets and $5.2 million and $2.0 million, respectively, were included in accrued expenses for future reclamation costs. The total undiscounted anticipated costs for site reclamation as of October 1, 2016 and January 2, 2016 were $68.4 million and $56.7 million, respectively.

Other—The Company is obligated under various firm purchase commitments for certain raw materials and services that are in the ordinary course of business. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial condition, results of operations, and cash flows of the Company. The terms of the purchase commitments generally approximate one year.

12.    SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Nine months ended
	October 1,	September 26,
	2016	2015
Cash payments:
Interest	$62,438	$75,990
Income taxes	1,536	1,516
Non cash financing activities:
Purchase of noncontrolling interest in Continental Cement	$—	$(29,102)
Exchange of LP units to Common A Stock	525,711	—

13.    SEGMENT INFORMATION

The Company has three operating segments: West; East; and Cement, which are its reporting segments. These segments are consistent with the Company’s management reporting structure. In the fourth quarter of 2015, the Company reorganized the operations and management reporting structure of the East and Cement segment operations, resulting in a change to its reportable business segments. The Company now conducts the cement business separate from the regional segments. As a result, the cement business is a reportable business segment. In addition, the Company has combined the materials-based businesses centered in Kansas and Missouri with the Kentucky-based operations, creating an expanded East segment and eliminating what was the Central region. These changes did not affect the West segment. Amounts in prior periods have been revised to reflect the current reporting structure.

The operating results of each segment are regularly reviewed and evaluated by the Chief Executive Officer, the Company’s Chief Operating Decision Maker (“CODM”). The CODM primarily evaluates the performance of its segments and allocates resources to them based on a segment profit metric that we call Adjusted EBITDA, which is computed as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, accretion, share-based compensation, and transaction costs, as well as various other non-recurring, non-cash amounts.

The West and East segments have several acquired subsidiaries that are engaged in various activities including quarry mining, aggregate production and contracting. The Cement segment is engaged in the production of Portland cement. Assets employed by each segment include assets directly identified with those operations. Corporate assets consist primarily of cash, property, plant and equipment for corporate operations and other assets not directly identifiable with a reportable business segment. The accounting policies applicable to each segment are consistent with those used in the consolidated financial statements.

The following tables display selected financial data for the Company’s reportable business segments as of October 1, 2016 and January 2, 2016 and for the three and nine months ended October 1, 2016 and September 26, 2015:

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue*:
West	$264,874	$261,742	$614,868	$597,484
East	175,000	137,731	385,054	312,734
Cement	89,563	72,432	203,168	120,617
Total revenue	$529,437	$471,905	$1,203,090	$1,030,835

*        Intercompany sales are immaterial and the presentation above only reflects sales to external customers.

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Adjusted EBITDA:
West	$63,683	$59,760	$127,547	$111,450
East	51,558	36,677	90,405	62,758
Cement	40,264	31,554	78,828	43,897
Corporate and other	(9,314)	(7,585)	(27,448)	(20,906)
Total Adjusted EBITDA	146,191	120,406	269,332	197,199
Interest expense	25,273	20,727	72,467	62,231
Depreciation, depletion and amortization	39,055	32,940	107,993	85,689
Accretion	372	366	1,202	1,129
IPO/ Legacy equity modification costs	12,506	—	37,257	28,296
Loss on debt financings	—	32,641	—	64,313
Transaction costs	1,684	304	5,290	8,044
Management fees and expenses	—	—	—	1,046
Non-cash compensation	3,801	1,569	8,866	4,138
Other	1,085	699	4,093	1,528
Income (loss) from continuing operations before taxes	$62,415	$31,160	$32,164	$(59,215)

	Nine months ended
	October 1,	September 26,
	2016	2015
Purchases of property, plant and equipment
West	$64,350	$32,192
East	37,143	24,335
Cement	16,683	9,401
Total reportable segments	118,176	65,928
Corporate and other	3,769	3,744
Total purchases of property, plant and equipment	$121,945	$69,672

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Depreciation, depletion, amortization and accretion:
West	$16,492	$13,786	$48,714	$38,508
East	14,744	9,587	37,485	29,082
Cement	7,619	9,305	21,147	17,542
Total reportable segments	38,855	32,678	107,346	85,132
Corporate and other	572	628	1,849	1,686
Total depreciation, depletion, amortization and accretion	$39,427	$33,306	$109,195	$86,818

	October 1,	January 2,
	2016	2016
Total assets:
West	$956,919	$821,479
East	907,749	545,187
Cement	888,765	843,941
Total reportable segments	2,753,433	2,210,607
Corporate and other	27,605	185,572
Total	$2,781,038	$2,396,179

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue by product*:
Aggregates	$78,274	$62,422	$201,217	$161,896
Cement	81,154	66,313	179,658	104,986
Ready-mix concrete	111,141	95,044	288,607	254,318
Asphalt	93,551	98,731	182,185	189,122
Paving and related services	113,648	107,054	219,282	211,864
Other	51,669	42,341	132,141	108,649
Total revenue	$529,437	$471,905	$1,203,090	$1,030,835

*                 Revenue from the liquid asphalt terminals is included in asphalt revenue.

14.    RELATED PARTY TRANSACTIONS

Under the terms of a transaction and management fee agreement between Summit Holdings and Blackstone Management Partners L.L.C. (“BMP”), whose affiliates include controlling stockholders of the Company, BMP provided monitoring, advisory and consulting services to the Company through March 17, 2015. Under the terms of the agreement, BMP was permitted to assign, and had assigned, a portion of the fees to which it was entitled to Silverhawk Summit, L.P. and to certain other equity investors.

The management fee was calculated based on the greater of $300,000 or 2.0% of the Company’s annual consolidated profit, as defined in the agreement, and is included in general and administrative expenses. The Company incurred management fees totaling $1.0 million during the period between December 28, 2014 and March 17, 2015.

In connection with the IPO, the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final payment of $13.8 million; $13.4 million was paid to affiliates of BMP and the remaining $0.4 million was paid to affiliates of Silverhawk Summit, L.P. and to certain other equity investors.

In addition to the transaction and management fees paid to BMP, the Company reimbursed BMP for direct expenses incurred, which were not material in the three and nine months ended October 1, 2016 and September 26, 2015.

Blackstone Advisory Partners L.P., an affiliate of BMP, served as an initial purchaser of $18.8 million of the 2022 Notes issued in March 2016 and $22.5 million and $26.3 million of the 2023 Notes issued in November 2015 and July 2015, respectively, and received compensation in connection therewith. In addition, Blackstone Advisory Partners L.P. served as an underwriter of 1,681,875 shares of Class A common stock issued in connection with the August 2015 follow-on offering and received compensation in connection therewith.

On July 17, 2015, the Company purchased the Davenport Assets from Lafarge North America Inc. for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. At closing, $370.0 million of the purchase price was paid, and the remaining $80.0 million was paid on August 13, 2015. Summit Holdings entered into a commitment letter dated April 16, 2015, with Blackstone Capital Partners V L.P. (“BCP”) for equity financing up to $90.0 million in the form of a preferred equity interest (the “Equity Commitment Financing”), which would have been used to pay the $80.0 million deferred purchase price if other financing was not secured by December 31, 2015. For the Equity Commitment Financing, the Company paid a $1.8 million commitment fee to BCP for the year ended January 2, 2016.

SUMMIT MATERIALS, LLC

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited consolidated financial statements and notes thereto for Summit Materials, LLC and subsidiaries are included as Exhibit 99.1 to this Quarterly Report on Form 10-Q and are incorporated by reference herein.

ITEM 2.                          MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding and assessing the trends and significant changes in our results of operations and financial condition. Historical results may not be indicative of future performance. Forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. Factors that may cause differences between actual results and those contemplated by forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” in the Annual Report and any factors discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” of this report. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated interim financial statements and the related notes and other information included in this report.

Overview

We are one of the fastest growing construction materials companies in the United States. Our materials include aggregates, which we supply across the country, with a focus on Texas, Kansas, Utah, Missouri and Kentucky, and cement, which we supply along the Mississippi River from Minneapolis to New Orleans. Within our markets, we offer customers a single-source provider for construction materials and related downstream products through our vertical integration. In addition to supplying aggregates to customers, we use our materials internally to produce ready-mix concrete and asphalt paving mix, which may be sold externally or used in our paving and related services businesses. Our vertical integration creates opportunities to increase aggregates volumes, optimize margin at each stage of production and provide customers with efficiency gains, convenience and reliability, which we believe gives us a competitive advantage.

We have completed 47 acquisitions, which are organized into 12 operating companies that make up our three distinct operating segments—West, East and Cement—spanning 20 U.S. states and British Columbia, Canada and 40 metropolitan statistical areas. Our highly experienced management team, led by our President and Chief Executive Officer, Tom Hill, a 35-year industry veteran, has successfully enhanced the operations of acquired companies by focusing on scale advantages, cost efficiencies and pricing discipline to improve profitability and cash flow.

As of October 1, 2016, we had 2.8 billion tons of proven and probable aggregates reserves serving our aggregates and cement businesses and operated over 300 sites and plants, to which we believe we have adequate road, barge and/or railroad access. From time to time, in connection with certain acquisitions, we engage a third party engineering firm to perform an aggregates reserves audit, but we do not perform annual reserve audits.

We operate in 24 U.S. states and British Columbia, Canada and currently have assets in 20 U.S. states and in British Columbia, Canada. The map below illustrates our geographic footprint:

Business Trends and Conditions

The U.S. construction materials industry is composed of four primary sectors: aggregates; cement; ready-mix concrete; and asphalt paving mix. Each of these materials is widely used in most forms of construction activity. Participants in these sectors typically range from small, privately-held companies focused on a single material, product or market to multinational corporations that offer a wide array of construction materials and services. Competition is constrained in part by the distance materials can be transported efficiently, resulting in predominantly local or regional operations. Due to the lack of product differentiation, competition for all of our products is predominantly based on price and, to a lesser extent, quality of products and service. As a result, the prices we charge our customers are not likely to be materially different from the prices charged by other producers in the same markets. Accordingly, our profitability is generally dependent on the level of demand for our products and our ability to control operating costs.

Our revenue is derived from multiple end-use markets including private residential and nonresidential construction, as well as public infrastructure construction. Residential and nonresidential construction consists of new construction and repair and remodel markets. The construction sectors in the local economies in which we operate have begun to show signs of recovery. However, any economic stagnation or decline, which could vary by local region and market, could affect our results of operations. Our sales and earnings are sensitive to national, regional and local economic conditions and particularly to cyclical changes in construction spending, especially in the private sector. From a macroeconomic view, we see positive indicators for the construction sector, including upward trends in housing starts, construction employment and highway obligations. All of these factors should result in increased construction activity in the private sector. However, we do not expect this recovery to be consistent across the United States. Certain of our markets are showing greater, more rapid signs of recovery. Increased construction activity in the private sector could lead to increased public infrastructure spending in the relatively near future. Public infrastructure includes spending by federal, state and local governments for roads, highways, bridges, airports and other infrastructure projects. Public infrastructure projects have historically been a relatively stable portion of state and federal budgets.

Transportation infrastructure projects, driven by both federal and state funding programs, represent a significant share of the U.S. construction materials market. Federal funds are allocated to the states, which are required to match a portion of the federal funds they receive. Federal highway spending uses funds predominantly from the Federal Highway Trust Fund, which derives its revenue from taxes on diesel fuel, gasoline and other user fees. The dependability of federal funding allows the state departments of transportation to plan for their long term highway construction and maintenance needs. The FAST Act was signed into law on December 4, 2015 and authorizes $305 billion of funding between 2016 and 2020. Over its five year term, it provides funding for surface transportation infrastructure, including roads, bridges, transit systems, and the rail transportation network. With the nation’s infrastructure aging, we expect U.S. infrastructure spending to grow over the long term, and we believe we are well positioned to capitalize on any such increase.

In addition to federal funding, highway construction and maintenance funding is also available through state, county and local agencies. Each of our five largest states by revenue (Texas, Kansas, Utah, Missouri and Kentucky, which represented approximately 33%, 16%, 11%, 10% and 8%, respectively, of our total revenue in 2015) have funds whose revenue sources have certain constitutional protections that limit spending to transportation projects:

•                  Texas Department of Transportation’s budget from 2014 to 2016 is $25.3 billion.

•                  On November 3, 2015, voters in Texas passed an additional proposition that dedicates up to $2.5 billion of the state’s sales and use tax revenue to the state’s highway fund beginning in 2018, and 35% of any excess revenue over $5 billion generated from the motor vehicles sales tax beginning in 2020.

•                  On November 4, 2014, voters in Texas passed a proposition that is estimated to provide up to $1.7 billion of incremental funding annually to the Texas Department of Transportation. The funds must be used for construction, maintenance, rehabilitation and acquiring right-of-way for public roads.

•                  Kansas has a 10-year $8.2 billion highway bill that was passed in May 2010.

•                  Utah’s transportation investment fund has $3.0 billion committed through 2018.

•                  Missouri has an estimated $0.7 billion in annual construction funding committed to essential road and bridge programs through 2017.

•                  Kentucky’s biennial highway construction plan has funding of $1.9 billion from July 2016 to June 2018.

Use and consumption of our products fluctuate due to seasonality. Nearly all of the products used by us, and by our customers, in the private construction and public infrastructure industries are used outdoors. Our highway operations and production and distribution facilities are also located outdoors. Therefore, seasonal changes and other weather-related conditions, in particular extended rainy and cold weather in the spring and fall and major weather events, such as hurricanes, tornadoes, tropical storms and heavy snows, can adversely affect our business and operations through a decline in both the use of our products and demand for our services. In addition, construction materials production and shipment levels follow activity in the construction industry, which typically occurs in the spring, summer and fall. Warmer and drier weather during the second and third quarters of our fiscal year typically result in higher activity and revenue levels during those quarters.

We are subject to commodity price risk with respect to price changes in liquid asphalt and energy, including fossil fuels and electricity for aggregates, cement, ready-mix concrete and asphalt paving mix production, natural gas for hot mix asphalt production and diesel fuel for distribution vehicles and production related mobile equipment. Liquid asphalt escalator provisions in most of our private and commercial contracts limit our exposure to price fluctuations in this commodity. We often obtain similar escalators on public infrastructure contracts. In addition, we enter into various firm purchase commitments, with terms generally less than one year, for certain raw materials. Through effective use of our purchase commitments and a year on year decline in prices, our costs associated with liquid asphalt and energy have decreased $11.5 million and $18.9 million in the three and nine months ended October 1, 2016, respectively, as compared to the three and nine months ended September 26, 2015, respectively, taking into consideration organic and acquisition-related volume increases.

Our reporting unit based in Austin, Texas, where the economy has been expanding, has seen new market entrants, one of which is aggressively seeking market share. We will continue to monitor the effect of this activity to assess whether an event occurs that indicates the carrying amount of the Austin-based reporting unit may be impaired requiring a goodwill impairment analysis. We have not recognized a goodwill impairment charge on the reporting unit’s $17.7 million of goodwill as of October 1, 2016. The estimated fair value of the reporting unit was 8.9% greater than its carrying value as of the date of the 2015 impairment test. The key assumptions in the impairment analysis were cash flows assuming no to moderate growth from 2015 and an 11.0% discount rate.

Our acquisition strategy has historically required us to raise capital through equity issuances or debt financings. As of October 1, 2016 and January 2, 2016, our long-term borrowings, including the current portion without giving effect to original issue discount, totaled $1.5 billion and $1.3 billion, respectively, for which we incurred $21.8 million and $62.0 million of interest expense for the three and nine months ended October 1, 2016, respectively, and $17.8 million and $54.6 million for the three and nine months ended September 26, 2015, respectively. Although the amounts borrowed and related interest expense are material to us, we have been in compliance with our debt covenants and, when we have made additional issuances of senior notes to fund acquisitions, we have complied with the incurrence tests in the indentures governing our senior notes. In addition, our cash flows provided by operating activities was $98.2 million in the year ended January 2, 2016, which is net of interest payments, all of which have been paid when due, along with principal payments. Our senior secured revolving credit facility, which provides us with up to $209.4 million of borrowing capacity, net of $25.6 million of outstanding letters of credit, has been adequate to fund our seasonal working capital needs and certain acquisitions. We had no outstanding borrowings on the revolving credit facility as of October 1, 2016.

Backlog

Our products are generally delivered upon receipt of orders or requests from customers, or shortly thereafter. Accordingly, the backlog associated with product sales is converted into revenue within a relatively short period of time. Inventory for products is generally maintained in sufficient quantities to meet rapid delivery requirements of customers. Therefore, a period over period increase or decrease of backlog does not necessarily result in an improvement or a deterioration of our business. Our backlog includes only those products and projects for which we have obtained a purchase order or a signed contract with the customer and does not include products purchased and sold or services awarded and provided within the period. Subject to applicable contract terms, substantially all contracts in our backlog may be cancelled or modified by our customers. Historically, we have not been materially adversely affected by contract cancellations or modifications.

As a vertically-integrated business, approximately 25% of aggregates sold are used internally in our ready-mix concrete and asphalt paving mixes and approximately 77% of the asphalt paving mix are laid by our paving crews during the nine months ended October 1, 2016. Our backlog as of October 1, 2016, was 10.0 million tons of aggregates, 0.7 million cubic yards of ready-mix concrete, 2.3 million tons of asphalt and $342.5 million of construction services, which includes the value of the aggregate and asphalt tons and ready-mix concrete cubic yards that are expected to be sourced internally.

Financial Highlights

The principal factors in evaluating our financial condition and operating results for the three and nine months ended October 1, 2016 as compared to September 26, 2015, are:

•                  Net revenue increased $53.9 million and $170.5 million in the three and nine months ended October 1, 2016, respectively, as a result of pricing and volume increases across our product lines, which includes volume contributions from our acquisitions.

•                  Our operating income increased $4.9 million and $38.8 million in the three and nine months ended October 1, 2016, respectively. The 2016 results included $12.5 million and $37.3 million of stock-based compensation charges in general and administrative expenses, respectively, for the three and nine months ended October 1, 2016. Prior to the IPO, certain investors had equity in the company that vested only if performance objectives of either a 1.75 or 3.00 times return on Blackstone’s initial investment were met. At the IPO Date, this equity converted to LP Units and stock options. Prior to the second quarter of 2016, we did not recognize any expense associated with these awards as achievement of the multiples was not deemed probable. The 1.75 times return threshold was met following completion of Blackstone’s secondary offering of shares of our Class A common stock on July 19, 2016 and, in August 2016, the Board of Directors waived the 3.00 times return threshold. As a result, in the three and nine months ended October 1, 2016, we recognized $12.5 million and $37.3 million, respectively, of cumulative catch up expense from the IPO date through September 2016. We will continue to recognize expense on the options over the remaining 4-year vesting period. The 2015 results included $28.3 million of costs associated with Summit Inc.’s IPO, which were recognized in the first quarter of 2015.

•                  In March 2016, we issued $250.0 million in aggregate principal amount of 8.500% Senior Notes due 2022. The proceeds were used to help finance the acquisition of Boxley, replenish cash used for the acquisition of AMC and pay expenses incurred in connection with these acquisitions.

Acquisitions

In addition to our organic growth, we continued to grow our business through acquisitions, completing the following transactions in 2016 and 2015:

•                  On October 3, 2016, we acquired Midland Concrete Ltd., a ready-mix company with one plant servicing the Midland, Texas market.

•                  On August 30, 2016, we acquired the Angelle Assets, including two Mississippi River cement distribution terminals in Southern Louisiana.

•                  On August 26, 2016, we acquired RD Johnson, a large excavating business and asphalt operation based in Lawrence, Kansas.

•                  On August 19, 2016, we acquired Rustin, a ready-mix company with 12 ready-mix plants servicing the southeast Oklahoma market.

•                  On August 8, 2016, we acquired the assets of Weldon and the membership interests of Honey Creek Disposal Service, LLC. (‘‘Honey Creek’’). Honey Creek is a trash collection business, which we sold immediately after acquisition. We retained the building from Weldon, where our recycling business in Kansas is operated.

•                  On May 20, 2016, we acquired the Oldcastle Assets, seven aggregates quarries in central and northwest Missouri.

•                  On April 29, 2016, we acquired Sierra, a vertically integrated aggregates and ready-mix concrete business with one sand and gravel pit and two ready-mix concrete plants located in Las Vegas, Nevada.

•                  On March 18, 2016, we acquired Boxley, a vertically integrated company based in Roanoke, Virginia with six quarries, four ready-mix concrete plants and four asphalt plants.

•                  On February 5, 2016, we acquired AMC, an aggregates company with five sand and gravel pits servicing coastal North and South Carolina.

•                  On December 11, 2015, we acquired Pelican, an asphalt terminal business in Houston, Texas.

•                  On August 21, 2015, we acquired LeGrand, a vertically integrated company with five sand and gravel pits, four ready-mix concrete plants and three asphalt plants and servicing the northern and central Utah, western Wyoming and southern Idaho markets.

•                  On July 17, 2015, we completed the acquisition of the Davenport Assets. Combined with the Company’s cement plant in Hannibal, Missouri, the Company has over two million short tons of cement capacity across our two plants and eight cement distribution terminals along the Mississippi River from Minneapolis, Minnesota to New Orleans, Louisiana.

•                  On June 1, 2015, we acquired all of the issued and outstanding shares of Lewis & Lewis, a vertically integrated business in Wyoming.

Results of Operations

The following discussion of our results of operations is focused on the key financial measures we use to evaluate the performance of our business from both a consolidated and operating segment perspective. Operating income and margins are discussed in terms of changes in volume, pricing and mix of revenue source (i.e., type of product sales or service revenue). We focus on operating margin, which we define as operating income as a percentage of net revenue, as a key metric when assessing the performance of the business, as we believe that analyzing changes in costs in relation to changes in revenue provides more meaningful insight into the results of operations than examining costs in isolation.

Operating income reflects our profit from continuing operations after taking into consideration cost of revenue, general and administrative expenses, depreciation, depletion, amortization and accretion and transaction costs. Cost of revenue generally increases ratably with revenue, as labor, transportation costs and subcontractor costs are recorded in cost of revenue. General and administrative expenses as a percentage of revenue vary throughout the year due to the seasonality of our business. As a result of our revenue growth occurring primarily through acquisitions, general and administrative expenses and depreciation, depletion, amortization and accretion have historically grown ratably with revenue. However, as volumes increase, we expect these costs, as a percentage of revenue, to decrease. Our transaction costs fluctuate with the number and size of acquisitions completed each year.

The table below includes revenue and operating income (loss) by segment for the three and nine months ended October 1, 2016 and September 26, 2015.

	Three months ended				Nine months ended
	October 1, 2016		September 26, 2015		October 1, 2016		September 26, 2015
		Operating		Operating		Operating		Operating
(in thousands)	Revenue	income (loss)	Revenue	income (loss)	Revenue	income (loss)	Revenue	income (loss)
West	$264,874	$47,012	$261,742	$45,894	$614,868	$78,360	$597,484	$72,829
East	175,000	35,067	137,731	25,456	385,054	49,899	312,734	31,775
Cement	89,563	32,622	72,432	21,515	203,168	56,622	120,617	25,365
Corporate(1)	—	(26,448)	—	(9,508)	—	(79,451)	—	(63,318)
Total	$529,437	$88,253	$471,905	$83,357	$1,203,090	$105,430	$1,030,835	$66,651

(1)         Corporate results primarily consist of compensation and office expenses for employees included in the Company’s headquarters. In the three and nine months ended October 1, 2016, we recognized $12.5 million and $37.3 million, respectively, of stock-based compensation charges associated with certain LP Units converted and options granted at the time of the IPO for which the performance metrics were met or waived during the three and nine months ended October 1, 2016.  Approximately $28.3 million of costs associated with the IPO were included in the operating loss for the nine months ended September 26, 2015.

Non-GAAP Performance Measures

We evaluate our operating performance using metrics that we refer to as “Adjusted EBITDA,” “gross profit” and “gross margin” which are not defined by U.S. GAAP and should not be considered as an alternative to earnings measures defined by U.S. GAAP. We define Adjusted EBITDA as EBITDA, as adjusted to exclude accretion, loss on debt financings, IPO costs, loss from discontinued operations and certain non-cash and non-operating items. We define gross profit as operating income before general and administrative expenses, depreciation, depletion, amortization and accretion and transaction costs and gross margin as gross profit as a percentage of net revenue.

We present Adjusted EBITDA, gross profit and gross margin for the convenience of investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a more consistent comparison of performance from period to period. We use Adjusted EBITDA and gross profit, among other metrics, to assess the operating performance of our individual segments and the consolidated company.

Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

The tables below reconcile our net income (loss) to EBITDA and Adjusted EBITDA and present Adjusted EBITDA by segment and reconcile operating income to gross profit for the periods indicated:

Reconciliation of Net Income	Three months ended		Nine months ended
(Loss) to Adjusted EBITDA	October 1,	September 26,	October 1,	September 26,
(in thousands)	2016	2015	2016	2015

Net income (loss)(1)	$61,106	$33,872	$40,077	$(45,932)
Interest expense(1)	25,273	20,727	72,467	62,231
Income tax expense (benefit)	1,309	(2,655)	(7,913)	(12,468)
Depreciation, depletion and amortization	39,055	32,940	107,993	85,689
EBITDA	$126,743	$84,884	$212,624	$89,520
Accretion	372	366	1,202	1,129
IPO/ Legacy equity modification costs	12,506	—	37,257	28,296
Loss on debt financings	—	32,641	—	64,313
Income from discontinued operations	—	(57)	—	(815)
Transaction costs	1,684	304	5,290	8,044
Management fees and expenses	—	—	—	1,046
Non-cash compensation	3,801	1,569	8,866	4,138
Other	1,085	699	4,093	1,528
Adjusted EBITDA(1)	$146,191	$120,406	$269,332	$197,199

Adjusted EBITDA by Segment (in thousands)

West	$63,683	$59,760	$127,547	$111,450
East	51,558	36,677	90,405	62,758
Cement	40,264	31,554	78,828	43,897
Corporate	(9,314)	(7,585)	(27,448)	(20,906)
Adjusted EBITDA	$146,191	$120,406	$269,332	$197,199

(1)         The reconciliation of net income (loss) to Adjusted EBITDA is based on the financial results of Summit Inc. Summit Inc.’s net income (loss) in the three and nine months ended October 1, 2016 was $0.3 million and $0.8 million less, respectively, and $0.3 million and $0.6 million in the three and nine months ended September 26, 2015, respectively, than Summit LLC’s due to interest expense associated with a deferred consideration obligation that is an obligation of Summit Holdings and is thus excluded from Summit LLC’s interest expense.

	Three months ended		Nine months ended
Reconciliation of Operating Income to Gross Profit	October 1,	September 26,	October 1,	September 26,
(in thousands)	2016	2015	2016	2015

Operating income	$88,253	$83,357	$105,430	$66,651
General and administrative expenses	64,194	42,539	185,208	149,484
Depreciation, depletion, amortization and accretion	39,427	33,306	109,195	86,818
Transaction costs	1,684	304	5,290	8,044
Gross Profit (exclusive of items shown separately)	$193,558	$159,506	$405,123	$310,997
Gross Margin (exclusive of items shown separately)	40.3%	37.4%	36.8%	33.4%

Consolidated Results of Operations

The table below sets forth our consolidated results of operations for the three and nine months ended October 1, 2016 and September 26, 2015.

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
($ in thousands)	2016	2015	2016	2015

Net revenue	$480,210	$426,286	$1,100,885	$930,434
Delivery and subcontract revenue	49,227	45,619	102,205	100,401
Total revenue	529,437	471,905	1,203,090	1,030,835
Cost of revenue (excluding items shown separately below)	335,879	312,399	797,967	719,838
General and administrative expenses	64,194	42,539	185,208	149,484
Depreciation, depletion, amortization and accretion	39,427	33,306	109,195	86,818
Transaction costs	1,684	304	5,290	8,044
Operating income	88,253	83,357	105,430	66,651
Other expense (income), net	565	(1,171)	799	(678)
Loss on debt financings	—	32,641	—	64,313
Interest expense (1)	25,273	20,727	72,467	62,231
Income (loss) from operations before taxes	62,415	31,160	32,164	(59,215)
Income tax expense (benefit)	1,309	(2,655)	(7,913)	(12,468)
Income (loss) from continuing operations	61,106	33,815	40,077	(46,747)
Income from discontinued operations	—	(57)	—	(815)
Net income (loss) (1)	$61,106	$33,872	$40,077	$(45,932)

(1)         The statement of operations above is based on the financial results of Summit Inc. Summit Inc.’s net income (loss) in the three and nine months ended October 1, 2016 was $0.3 million and $0.8 million less, respectively, than Summit LLC’s due to interest expense associated with a certain deferred consideration obligation that is an obligation of Summit Holdings and is thus excluded from Summit LLC’s interest expense.

Three and nine months ended October 1, 2016 compared to the three and nine months ended September 26, 2015

	Three months ended				Nine months ended
	October 1,	September 26,			October 1,	September 26,
($ in thousands)	2016	2015	Variance		2016	2015	Variance
Net Revenue	$480,210	$426,286	$53,924	12.6%	$1,100,885	$930,434	$170,451	18.3%
Operating income	88,253	83,357	4,896	5.9%	105,430	66,651	38,779	58.2%
Operating margin	18.4%	19.6%			9.6%	7.2%
Adjusted EBITDA	$146,191	$120,406	$25,785	21.4%	$269,332	$197,199	$72,133	36.6%

Net revenue increased $53.9 million in the three months ended October 1, 2016, of which $30.7 million was from increased sales of materials, $17.5 million was from increased sales of products, and $5.7 million was from increased service revenue. We had volume growth in our aggregates, cement and ready-mix concrete lines of business, driven primarily by the 2015 and 2016 acquisitions. Excluding the cement segment, in the three months ended October 1, 2016, $63.6 million of the net revenue growth was from acquisitions, partially offset by a $26.8 million reduction in organic revenue. For the three months ended October 1, 2016, approximately $17.1 million of the revenue growth was attributable to our cement operations. The Davenport Assets acquired in July 2015 were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the increase in cement revenue between organic and acquisition growth.

Net revenue increased $170.5 million in the nine months ended October 1, 2016, of which $114.0 million was from increased sales of materials, $45.5 million was from increased sales of products, and $11.0 million was from increased service revenue. We had volume growth in our aggregates, cement and ready-mix concrete lines of business, driven by the 2015 and 2016 acquisitions. Excluding the cement segment, in the nine months ended October 1, 2016, $128.6 million of the net revenue growth was from acquisitions, partially offset by a $40.7 million reduction in organic revenue. For the nine months ended October 1, 2016, approximately $82.6 million of the revenue growth was attributable to our cement operations.

As a vertically-integrated company, we include intercompany sales from materials to products and from products to services when assessing the operating results of our business. We refer to revenue inclusive of intercompany sales as gross revenue. These intercompany transactions are eliminated in the consolidated financial statements. Gross revenue by line of business was as follows:

	Three months ended			Nine months ended
	October 1,	September 26,		October 1,	September 26,
(in thousands)	2016	2015	Variance	2016	2015	Variance
Revenue by product*:
Aggregates	$108,565	$86,070	$22,495	$270,628	$218,336	$52,292
Cement	82,746	67,673	15,073	183,968	109,669	74,299
Ready-mix concrete	111,954	95,481	16,473	289,562	254,878	34,684
Asphalt	103,037	113,249	(10,212)	199,514	219,492	(19,978)
Paving and related services	192,231	185,092	7,139	371,296	366,321	4,975
Other	(69,096)	(75,660)	6,564	(111,878)	(137,861)	25,983
Total revenue	$529,437	$471,905	$57,532	$1,203,090	$1,030,835	$172,255

*                 Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

Gross revenue for paving and related services increased $7.1 million and $5.0 million in the three and nine months ended October 1, 2016, respectively. This increase was primarily due to acquisitions, but was offset by declines in the Austin, Texas market. The economy in Austin, Texas has been expanding and a new aggressive entrant has entered the market and has attracted a number of our employees, which have collectively resulted in a decrease in our paving and related services revenue.

Detail of our volumes and average selling prices by product in the three and nine months ended October 1, 2016 and September 26, 2015 were as follows:

	Three months ended						Nine months ended
	October 1, 2016		September 26, 2015				October 1, 2016		September 26, 2015
	Volume(1)		Volume(1)		Percentage Change in		Volume(1)		Volume(1)		Percentage Change in
	(in thousands)	Pricing(2)	(in thousands)	Pricing(2)	Volume	Pricing	(in thousands)	Pricing(2)	(in thousands)	Pricing(2)	Volume	Pricing
Aggregates	10,658	$10.19	9,127	$9.43	16.8%	8.1%	27,302	$9.91	23,949	$9.12	14.0%	8.7%
Cement	757	109.35	662	102.17	14.4%	7.0%	1,699	108.26	1,093	100.36	55.4%	7.9%
Ready-mix concrete	1,083	103.36	929	102.74	16.6%	0.6%	2,798	103.48	2,493	102.22	12.2%	1.2%
Asphalt	1,735	53.91	1,690	58.40	2.7%	(7.7)%	3,269	55.63	3,288	57.52	(0.6)%	(3.3)%

(1)              Volumes are shown in tons for aggregates, cement and asphalt and in cubic yards for ready-mix concrete.

(2)              Pricing is shown on a per ton basis for aggregates, cement and asphalt and on a per cubic yard basis for ready-mix concrete.

Aggregates volumes were positively affected by the 2015 and 2016 acquisitions as well as strength in the Kansas and South Carolina markets. This growth was partially offset by declines in the British Columbia and Austin and Houston, Texas markets. The decline in aggregate volumes in British Columbia is a result of a large sand river project in

2015 that has been completed. Sand is a lower-priced, lower-margin product as compared to hard rocks. In Austin, Texas, a new aggressive competitor contributed to the decrease in our paving and related services revenue, in addition to the upstream aggregate and asphalt products. In Houston, Texas, volumes were affected by flooding during the year. We had strong aggregates price increases across our markets, which would have been greater absent the effect from the U.S./Canadian exchange rate. The U.S. dollar was stronger as compared to the Canadian dollar in the nine months ended September 26, 2015. Absent the effect of foreign currency fluctuations, aggregates pricing would have increased 9.1% in the nine months ended October 1, 2016.

Our cement volumes increased as a result of the July 2015 acquisition of the Davenport Assets and prices increased as a result of an improved market.

The increase in ready-mix concrete volumes was primarily as result of the 2015 and 2016 acquisitions and pricing generally increased by mid-single digit percentages in the organic operations, but was affected by the geographic mix as ready-mix concrete producers acquired in 2015 were in lower-priced markets.

The decline in asphalt volumes in the nine months ended October 1, 2016 from the nine months ended September 26, 2015 occurred in the Austin, Texas, Wichita, Kansas and Kentucky markets, offset by increases from the 2015 and 2016 acquisitions. The decrease in Wichita, Kansas was primarily due to a shift in state work away from asphalt paving in that market. The decrease in Kentucky was primarily due to a delay by the state in granting contracts for the fiscal year. Asphalt pricing decreased primarily due to lower input prices. Prior to eliminations, the net effect of these volume and pricing changes on gross revenue in the nine months ended October 1, 2016 was approximately $122.0 million and $19.4 million, respectively.

Operating income increased $4.9 million and $38.8 million in the three and nine months ended October 1, 2016, respectively, and Adjusted EBITDA improved $25.8 million and $72.1 million, respectively. For the three months ended October 1, 2016 operating margin decreased from 19.6% to 18.4%, which was attributable to the following:

Operating margin—2015	19.6%
Legacy equity modification charges(1)	(2.6)%
Other	1.4%
Operating margin—2016	18.4%

(1)         In the three months ended October 1, 2016, we recognized a $12.5 million stock-based compensation charge in general and administrative expenses associated with certain LP Units converted and options granted at the time of the IPO, which vested in the third quarter of 2016.

For the nine months ended October 1, 2016 operating margin improved from 7.2% to 9.6%, which was attributable to the following:

Operating margin—2015	7.2%
Gross profit(1)	3.4%
Other	(1.0)%
Operating margin—2016	9.6%

(1)         The gross margin improvement was primarily a result of improved pricing, particularly an 8.7% pricing increase in aggregates.

Other Financial Information

Loss on Debt Financings

In the three and nine months ended September 26, 2015, we recognized a $32.6 million and $64.3 million, respectively, loss on debt financings related to the March 2015 amendment to the credit agreement and the April and

August 2015 $288.2 million and $183.0 million redemptions, respectively, of 2020 Notes. See further discussion of our indebtedness and financing transactions below under “Liquidity and Capital Resources.”

Income Tax Expense (Benefit)

The income tax benefit decreased $4.6 million in the nine months ended October 1, 2016 due primarily to the benefit associated with the loss on debt financings recognized in the C corporations in the nine months ended September 26, 2015.

Segment results of operations

West Segment

	Three months ended				Nine months ended
	October 1,	September 26,			October 1,	September 26,
($ in thousands)	2016	2015	Variance		2016	2015	Variance
Net Revenue	$235,667	$233,703	$1,964	0.8%	$558,488	$536,722	$21,766	4.1%
Operating income	47,012	45,894	1,118	2.4%	78,360	72,829	5,531	7.6%
Operating margin	19.9%	19.6%			14.0%	13.6%
Adjusted EBITDA	$63,683	$59,760	$3,923	6.6%	$127,547	$111,450	$16,097	14.4%

Net revenue in the West segment increased approximately 0.8% and 4.1% in the three and nine months ended October 1, 2016, respectively, due primarily to growth from the 2015 and 2016 acquisitions and increased activity in the north Texas and Utah markets, partially offset by a $13.6 million and $32.3 million decrease, respectively, at our Austin, Texas operations. Gross revenue by product/service was as follows:

	Three months ended			Nine months ended
	October 1,	September 26,		October 1,	September 26,
(in thousands)	2016	2015	Variance	2016	2015	Variance
Revenue by product*:
Aggregates	$47,425	$44,774	$2,651	$122,602	$115,951	$6,651
Ready-mix concrete	79,591	70,791	8,800	215,542	194,822	20,720
Asphalt	71,737	73,897	(2,160)	145,711	145,191	520
Paving and related services	122,821	118,280	4,541	243,385	229,999	13,386
Other	(56,700)	(46,000)	(10,700)	(112,372)	(88,479)	(23,893)
Total revenue	$264,874	$261,742	$3,132	$614,868	$597,484	$17,384

*                 Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

Gross revenue for paving and related services increased by $4.5 million and $13.4 million in the three and nine months ended October 1, 2016, respectively, primarily due to increased acquisition revenue. The West segment’s percent changes in sales volumes and pricing in the three and nine months ended October 1, 2016 from the three and nine months ended September 26, 2015 were as follows:

	Three months ended		Nine months ended
	Percentage Change in		Percentage Change in
	Volume	Pricing	Volume	Pricing
Aggregates	(1.2)%	7.2%	(2.9)%	8.9%
Ready-mix concrete	13.4%	(0.8)%	10.1%	0.5%
Asphalt	4.4%	(5.8)%	6.2%	(2.4)%

The decline in aggregates volumes was primarily in the British Columbia and Austin and Houston, Texas markets, which was partially offset by volume increases from the 2015 and 2016 acquisitions. Aggregates pricing improved across our markets and would have been greater, absent the effect from the U.S./Canadian exchange rate. The U.S. dollar was stronger as compared to the Canadian dollar in the nine months ended October 1, 2016 compared to the nine months ended September 26, 2015. Absent the effect of foreign currency fluctuations, aggregates pricing would have increased 9.7% in the nine months ended October 1, 2016.

The increase in ready-mix concrete volumes was primarily as result of the 2015 and 2016 acquisitions and pricing generally increased by mid-single digit percentages in the organic operations, but was affected by the geographic mix as ready-mix concrete producers acquired in 2015 were in lower-priced markets.

The increase in asphalt volumes was primarily a result of the 2015 and 2016 acquisitions, partially offset by a decrease in asphalt volumes in Austin, Texas. Asphalt pricing decreased consistent with lower input prices. Prior to eliminations of intercompany transactions, the net effect of volume and pricing changes on gross revenue in the nine months ended October 1, 2016 was approximately $21.0 million and $6.9 million, respectively.

The West segment’s operating income increased $1.1 million and $5.5 million in the three and nine months ended October 1, 2016, respectively, and Adjusted EBITDA improved $3.9 million and $16.1 million, respectively. The Adjusted EBITDA improvement was primarily driven by the 2015 and 2016 acquisitions of Rustin, Sierra, Lewis & Lewis and LeGrand and improvement in our north Texas and Utah operations, partially offset by a decline in the Austin and Houston, Texas operations. Operating margin was relatively consistent in the three and nine months ended October 1, 2016 (19.9% and 14.0%, respectively) as compared to the three and nine months ended September 27, 2015 (19.6% and 13.6%, respectively).

East Segment

	Three months ended				Nine months ended
	October 1,	September 26,			October 1,	September 26,
($ in thousands)	2016	2015	Variance		2016	2015	Variance
Net Revenue	$154,980	$120,151	$34,829	29.0%	$339,229	$273,095	$66,134	24.2%
Operating income	35,067	25,456	9,611	37.8%	49,899	31,775	18,124	57.0%
Operating margin	22.6%	21.2%			14.7%	11.6%
Adjusted EBITDA	$51,558	$36,677	$14,881	40.6%	$90,405	$62,758	$27,647	44.1%

The East segment’s net revenue increased 29.0% and 24.2% in the three and nine months ended October 1, 2016, respectively, due primarily to acquisitions. Incremental net revenue from acquisitions totaled $40.4 million and $80.2 million in the three and nine months ended October 1, 2016, respectively, and organic net revenue decreased $5.6 million and $14.0 million, respectively. Gross revenue by product/service was as follows:

	Three months ended			Nine months ended
	October 1,	September 26,		October 1,	September 26,
(in thousands)	2016	2015	Variance	2016	2015	Variance
Revenue by product*:
Aggregates	$61,140	$41,296	$19,844	$148,026	$102,385	$45,641
Ready-mix concrete	32,363	24,690	7,673	74,020	60,056	13,964
Asphalt	31,300	39,352	(8,052)	53,803	74,301	(20,498)
Paving and related services	69,410	66,812	2,598	127,911	136,322	(8,411)
Other	(19,213)	(34,419)	15,206	(18,706)	(60,330)	41,624
Total revenue	$175,000	$137,731	$37,269	$385,054	$312,734	$72,320

*                 Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

The $8.4 million decrease in service revenue in the nine months ended October 1, 2016 in paving and related services was primarily a result of our exit of grading operations in Kentucky in 2015 and a decrease in the Wichita, Kansas market, which was primarily due to a shift in state work away from asphalt paving. The East segment’s percent changes in sales volumes and pricing in the three and nine months ended October 1, 2016 from the three and nine months ended September 26, 2015 were as follows:

	Three months ended		Nine months ended
	Percentage Change in		Percentage Change in
	Volume	Pricing	Volume	Pricing
Aggregates	39.0%	6.5%	36.3%	6.1%
Ready-mix concrete	25.3%	4.5%	18.9%	3.7%
Asphalt	(0.7)%	(12.7)%	(14.3)%	(8.0)%

Aggregate volumes in the three and nine months ended October 1, 2016 increased 39.0% and 36.3%, respectively, primarily as a result of the AMC, Boxley, and Oldcastle Assets acquisitions on February 5, 2016, March 18, 2016, and May 20, 2016, respectively. Aggregates pricing increased as a result of an improved market and shift in product mix. Ready-mix concrete volumes improved in Kansas and Missouri and pricing increased across the East region’s markets. The decrease in asphalt volumes was driven by the shift in the Wichita, Kansas market and pricing decreased due to lower input costs. Prior to eliminations of intercompany transactions, the net effect of volume and pricing changes on gross revenue in the nine months ended October 1, 2016 was approximately $35.8 million and $3.3 million, respectively.

The East segment’s operating income increased $9.6 million and $18.1 million in the three and nine months ended October 1, 2016, respectively, and Adjusted EBITDA increased $14.9 million and $27.6 million, respectively. Operating margin for the three months ended October 1, 2016 improved from 21.2% to 22.6% in the three months ended September 26, 2015 due to a shift in revenue to materials and products from asphalt and services. Operating margin for the nine months ended October 1, 2016 improved from 11.6% to 14.7%, which was attributable to the following:

Operating margin — 2015	11.6%
Gross margin(1)	3.5%
Other	(0.9)%
Operating margin — 2016	14.7%

(1)         The operating margin improvement in the East segment was partially due to a shift in product mix and price improvements in aggregates and ready-mix concrete. As shown in the table above, gross revenue from aggregates was 38.4% of the East segment’s total gross revenue in the nine months ended October 1, 2016, compared to 32.7% in the nine months ended September 26, 2015. Gross revenue from paving and related services, which generally has lower operating margins than materials and products, was 33.2% of total gross revenue in the nine months ended October 1, 2016, compared to 43.6% in the nine months ended September 26, 2015.

Cement Segment

	Three months ended				Nine months ended
	October 1,	September 26,			October 1,	September 26,
($ in thousands)	2016	2015	Variance		2016	2015	Variance
Net Revenue	$89,563	$72,432	$17,131	23.7%	$203,168	$120,617	$82,551	68.4%
Operating income	32,622	21,515	11,107	51.6%	56,622	25,365	31,257	123.2%
Operating margin	36.4%	29.7%			27.9%	21.0%
Adjusted EBITDA	$40,264	$31,554	$8,710	27.6%	$78,828	$43,897	$34,931	79.6%

Net revenue in the Cement segment increased $17.1 million and $82.6 million in the three and nine months ended October 1, 2016, respectively, primarily as a result of the acquisition of the Davenport Assets in July 2015. Gross revenue by product was as follows:

	Three months ended			Nine months ended
	October 1,	September 26,		October 1,	September 26,
(in thousands)	2016	2015	Variance	2016	2015	Variance
Revenue by product*:
Cement	$82,746	$67,673	$15,073	$183,968	$109,669	$74,299
Other	6,817	4,759	2,058	19,200	10,948	8,252
Total revenue	$89,563	$72,432	$17,131	$203,168	$120,617	$82,551

*                 Revenue by product includes intercompany and intracompany sales transferred at market value. Revenue from waste processing and the elimination of intracompany transactions is included in Other.

The Cement segment’s percent changes in sales volumes and pricing in the three and nine months ended October 1, 2016 from the nine months ended September 26, 2015 were as follows:

	Three months ended		Nine months ended
	Percentage Change in		Percentage Change in
	Volume	Pricing	Volume	Pricing
Cement	14.3%	7.0%	55.5%	7.9%

For the three and nine months ended October 1, 2016, cement volumes and pricing increased primarily as a result of the acquisition of the Davenport Assets. With the acquisition of the Davenport Assets, we expanded our markets from Minnesota to Louisiana, which included higher-priced markets than St. Louis and Hannibal, Missouri. The net effect of volume and pricing changes on gross revenue in the nine months ended October 1, 2016 was approximately $65.1 million and $9.2 million, respectively.

The Cement segment’s operating income increased $11.1 million and $31.3 million in the three and nine months ended October 1, 2016, respectively, and Adjusted EBITDA improved $8.7 million and $34.9 million, respectively. Operating margin for the three and nine months ended October 1, 2016 increased from 29.7% to 36.4% and from 21.0% to 27.9%, respectively, primarily attributable to pricing improvements and operational efficiencies. The operational efficiencies have been driven by a reduction in unscheduled downtime and improved cost management and production processes.

Liquidity and Capital Resources

Our primary sources of liquidity include cash on-hand, cash provided by operations, amounts available for borrowing under our senior secured credit facilities and capital-raising activities in the debt and capital markets. As of October 1, 2016, we had $31.6 million in cash and cash equivalents and $223.8 million of working capital compared to $186.4 million and $258.0 million, respectively, at January 2, 2016. Working capital is calculated as current assets less current liabilities. There were no restricted cash balances as of October 1, 2016 or January 2, 2016. Our remaining borrowing capacity on our senior secured revolving credit facility was $209.4 million as of October 1, 2016, which is net of $25.6 million of outstanding letters of credit, and is fully available to us within the terms and covenant requirements of our credit agreement.

Given the seasonality of our business, we typically experience significant fluctuations in working capital needs and balances throughout the year. Our working capital requirements generally increase during the first half of the year as we build up inventory and focus on repair and maintenance and other set-up costs for the upcoming season. Working capital levels then decrease as the construction season winds down and we enter the winter months, which is when we see significant inflows of cash from the collection of receivables. For example, net cash used in operating activities in the nine months ended September 26, 2015 was $18.2 million, compared to full year 2015 net cash provided by operating activities of $98.2 million. Net cash provided by operating activities in the nine months ended October 1, 2016 was $84.5 million.

We believe we have access to sufficient financial resources from our liquidity sources to fund our business and operations, including contractual obligations, capital expenditures and debt service obligations, for at least the next twelve months. Our growth strategy contemplates future acquisitions for which we believe we have sufficient access to capital.

As market conditions warrant, we and our equity holders, including our Sponsors and members of our management, may from time to time seek to purchase our outstanding debt securities or loans, including Senior Notes and borrowings under our senior secured credit facilities. Such transactions could be privately negotiated, open market transactions, tender offers or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt.  The amounts involved in any such purchase transactions, individually or in the aggregate, may be material.  Any such purchases may equate to a substantial amount of a particular class or series of debt, which may reduce the trading liquidity of such class or series.

Indebtedness

Please refer to the notes to the consolidated interim financial statements for detailed information about our long-term debt, scheduled maturities of long-term debt and affirmative and negative covenants, including the maximum allowable consolidated first lien net leverage ratio. As of October 1, 2016, we were in compliance with all debt covenants.

At October 1, 2016 and January 2, 2016, $1.5 billion and $1.3 billion, respectively, of total debt, without giving effect to original issuance discount, were outstanding under our respective debt agreements. Summit LLC has senior secured credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million (the “Senior Secured Credit Facilities”). Summit LLC’s domestic wholly-owned subsidiary companies are named as guarantors of the Senior Notes and the Senior Secured Credit Facilities. Certain other partially-owned subsidiaries, and the wholly-owned Canadian subsidiary, Mainland, do not guarantee the Senior Notes or Senior Secured Credit Facilities. Summit LLC has pledged substantially all of its assets as collateral for the Senior Secured Credit Facilities.

On March 8, 2016, the Issuers issued $250.0 million in aggregate principal amount of 8.500% senior notes due April 15, 2022. The 2022 notes were issued at par and interest on the 2022 Notes is payable semi-annually in arrears on April 15 and October 15 of each year commencing on October 15, 2016. The net proceeds of the 2022 Notes were used to fund the Boxley acquisition, replenish cash used for the AMC acquisition and pay expenses incurred therewith.

In 2015, the Issuers issued $650.0 million aggregate principal amount of 2023 Notes due July 15, 2023 under an indenture dated as of July 8, 2015 — $350.0 million on July 8, 2015 and $300.0 million on November 19, 2015. The July issuance of the 2023 notes was issued at par and the November add-on was issued at a discount. Interest on the 2023 notes is payable semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2016.

In 2015, $625.0 million aggregate principal amount of outstanding 10 ½% senior notes due January 31, 2020 (“2020 Notes”) were redeemed — $288.2 million in April 2015 using proceeds from the IPO, $183.0 million in August 2015 and $153.8 million in December 2015.

On July 17, 2015, we refinanced our term loan under the Senior Secured Credit Facilities (the “Refinancing”). The Refinancing, among other things: (i) reduced the applicable margins used to calculate interest rates for term loans under our senior secured credit facilities to 3.25% for LIBOR rate loans and 2.25% for base rate loans, subject to a LIBOR floor of 1.00% (and one 25 basis point step down upon Summit LLC achieving a certain first lien net leverage ratio); (ii) increased term loans borrowed under our term loan facility from $422.0 million to $650.0 million; and (iii) created additional flexibility under the financial maintenance covenants, which are tested quarterly, by increasing the applicable maximum Consolidated First Lien Net Leverage Ratio (as defined in the amended and restated credit agreement that governs the Senior Secured Credit Facilities).

We used the net proceeds from the 2023 Notes and the Refinancing to finance the initial $370.0 million cash to purchase the Davenport Assets, to refinance our existing senior secured term loan facility, to redeem $183.0 million aggregate principal amount of our then outstanding 2020 Notes and to pay related fees and expenses.

Cash Flows

The following table summarizes our net cash used for or provided by operating, investing and financing activities and our capital expenditures in the nine months ended October 1, 2016 and September 26, 2015:

	Summit Inc.		Summit LLC
	October 1,	September 26,	October 1,	September 26,
(in thousands)	2016	2015	2016	2015
Net cash provided by (used for):
Operating activities	$84,523	$(18,230)	$84,523	$(18,230)
Investing activities	(435,686)	(565,645)	(435,686)	(565,645)
Financing activities (1)	196,071	590,344	179,627	576,839
Cash paid for capital expenditures	$(121,945)	$(69,672)	$(121,945)	$(69,672)

(1)         Summit LLC’s net cash provided by financing activities was $16.4 million less than Summit Inc.’s reflective of tax distributions paid to Summit Inc.

Operating activities

During the nine months ended October 1, 2016, cash provided by operating activities was $84.5 million primarily as a result of:

•                  Net income of $40.1 million, adjusted for $148.3 million of non-cash expenses, including $118.0 million of depreciation, depletion, amortization and accretion and $46.1 million of share-based compensation.

•                  Additional investment in inventory of $17.1 million consistent with the seasonality of our business for which our inventory levels typically increase in the first half of the year in preparation for the upcoming season.

•                  $115.6 million of accounts receivable (billed and unbilled) as a result of the seasonality of our business. The majority of our sales occur in the spring, summer and fall and we typically incur an increase in accounts receivable (net billed and unbilled) during the second and third quarters of each year. This amount is typically converted to cash in the fourth and first quarters.

•                  The timing of payments associated with accounts payable and accrued expenses added $32.8 million of cash, which is consistent with the seasonality of our business whereby we build-up inventory levels and incur repairs and maintenance costs to ready the business for increased sales volumes in the summer and fall. These costs are typically incurred in the first half of the year and paid by year-end. In addition, we made $60.7 million of interest payments in the nine months ended October 1, 2016.

During the nine months ended September 26, 2015, cash used in operating activities was $18.2 million primarily as a result of:

•                  Net loss of $45.9 million, adjusted for $100.0 million of non-cash expenses, including $90.8 million of depreciation, depletion, amortization and accretion and $18.6 million of share-based compensation expense.

•                  Additional investment in inventory of $3.8 million consistent with the seasonality of our business for which our inventory levels typically decrease in the fourth quarter in preparation for the winter slowdown.

•                  The timing of payments associated with accounts payable and accrued expenses contributed $17.8 million of cash in conjunction with the build-up of inventory levels and incurrence of repairs and maintenance costs to ready the business for increased sales volumes in the summer and fall. In addition, we made $76.0 million of interest payments in the nine months ended September 26, 2015.

•                  $79.7 million of increased accounts receivable (billed and unbilled) as a result of the seasonality of our business.

Investing activities

During the nine months ended October 1, 2016, cash used for investing activities was $435.7 million, of which $331.5 million related to the eight 2016 acquisitions completed in the period and $121.9 million was invested in capital expenditures, which was partially offset by $16.2 million of proceeds from asset sales.

During the nine months ended September 26, 2015, cash used for investing activities was $565.6 million, of which $505.5 million related to the 2015 acquisitions of the Davenport Assets, Lewis & Lewis and Legrand and $69.7 million was invested in capital expenditures, which was partially offset by $8.9 million of proceeds from asset sales.

Financing activities

During the nine months ended October 1, 2016, cash provided by financing activities was $196.1 million, which was primarily composed of $246.3 million of proceeds from the 2022 Notes, net of fees. We made $28.9 million of payments on acquisition related liabilities, and $5.7 million in debt issuance costs.

During the nine months ended September 26, 2015, cash provided by financing activities was $590.3 million, which was primarily composed of $1,037.4 million of proceeds from Summit Inc.’s IPO and follow-on offering. Summit Inc. utilized $35.0 million of the proceeds from the equity offerings to purchase the noncontrolling interest of Continental Cement and to purchase an aggregate 18,675,000 LP Units from certain of our pre-IPO owners. The remaining proceeds were contributed to Summit LLC to redeem $288.2 million aggregate principal amount of the outstanding 2020 Notes at a redemption price equal to par plus an applicable premium of $38.2 million and $5.2 million of accrued and unpaid interest. We also made $15.0 million of payments on acquisition related liabilities, paid $26.4 million of distributions to pre-IPO owners and paid $10.9 million in debt issuance costs.

Cash paid for capital expenditures

We expended approximately $121.9 million in capital expenditures in the nine months ended October 1, 2016 compared to $69.7 million in the nine months ended September 26, 2015. The 2016 capital expenditures were primarily composed of plant upgrades and rolling stock.

We estimate that we will invest between $150.0 million and $170.0 million in capital expenditures in 2016, which we have funded or expect to fund through cash on hand, cash from operations, outside financing arrangements and available borrowings under our revolving credit facility. In 2016, we expect to invest in Texas, including approximately $14.0 million on a new aggregate plant near Houston, $7.3 million on an aggregate plant upgrade near Austin and the completion of a new asphalt plant in San Antonio. We also plan to invest approximately $7.5 million on upgrades to our aggregate plants in Kentucky and South Carolina.

Commitments and contingencies

We are party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all pending or threatened claims and litigation will not have a material effect on our consolidated results of operations, financial position or liquidity. We record legal fees as incurred.

Litigation and Claims—We are obligated under an indemnification agreement entered into with the sellers of Harper Contracting for the sellers’ ownership interests in a joint venture agreement. We have the rights to any benefits under the joint venture as well as the assumption of any obligations, but do not own equity interests in the joint venture. The joint venture has incurred significant losses on a highway project in Utah, which have resulted in requests for funding from the joint venture partners and ultimately from us. Through October 1, 2016, we have funded $8.8 million, $4.0 million in 2012 and $4.8 million in 2011. In 2012 and 2011, we recognized losses on the indemnification agreement of $8.0 million and $1.9 million, respectively. As of October 1, 2016 and January 2, 2016, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of future funding obligations.

Environmental Remediation—Our operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. We regularly monitor and review its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of our business, as it is with other companies engaged in similar businesses and there can be no assurance that environmental liabilities and noncompliance will not have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

Other—We are obligated under various firm purchase commitments for certain raw materials and services that are in the ordinary course of business. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial condition, results of operations, and cash flows of the Company. The terms of the purchase commitments generally approximate one year.

Off-Balance sheet arrangements

As of October 1, 2016, we had no material off-balance sheet arrangements.

ITEM 3.                          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks arising from transactions that are entered into in the normal course of business. Our operations are highly dependent upon the interest rate-sensitive construction industry as well as the general economic environment. These marketplaces could experience lower levels of economic activity in an environment of rising interest rates or escalating costs. For a discussion of quantitative and qualitative disclosures about market risk, please refer to the Annual Report from which our exposure to market risk has not materially changed.

ITEM 4.                          CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Summit Inc.

Summit Inc. maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that are designed to ensure that information required to be disclosed in Summit Inc.’s reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Summit Inc.’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Summit Inc.’s management, with the participation of its Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of Summit Inc.’s disclosure controls and procedures as of October 1, 2016. Based upon that evaluation, Summit Inc.’s Chief Executive Officer and Chief Financial Officer concluded that, as of October 1, 2016, Summit Inc.’s disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Summit LLC

Summit LLC maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in Summit LLC’s reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Summit LLC’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Summit LLC’s management, with the participation of its Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of Summit LLC’s disclosure controls and procedures as of October 1, 2016. Based upon that evaluation, Summit LLC’s Chief Executive Officer and Chief Financial Officer concluded that, as of October 1, 2016, Summit LLC’s disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

Summit Inc.

There was no change in Summit Inc.’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during its last fiscal quarter that has materially affected, or is reasonably likely to materially affect, Summit Inc.’s internal control over financial reporting.

Summit LLC

There was no change in Summit LLC’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during its last fiscal quarter that has materially affected, or is reasonably likely to materially affect, Summit LLC’s internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.                          LEGAL PROCEEDINGS

We are party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all current pending or threatened claims and litigation will not have a material effect on our results of operations, financial position or liquidity.

ITEM 1A.                 RISK FACTORS

In addition to the other information set forth in this report, you should carefully consider the factors discussed in the section entitled “Risk Factors” in the Annual Report, which could materially affect the Company’s business, financial condition, operating results or liquidity or future results. The risks described in the Annual Report are not the only risks facing the Company. Additional risks and uncertainties not currently known to the Company or that it currently deems to be immaterial also may materially adversely affect its results of operations, financial condition or liquidity. There have been no material changes to the risk factors disclosed in the Annual Report.

ITEM 2.                          UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.                          DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.                          MINE SAFETY DISCLOSURES

The information concerning mine safety violations and other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K (17 CFR 229.104) is included in Exhibit 95.1 to this report.

ITEM 5.                          OTHER INFORMATION

None.

ITEM 6.                          EXHIBITS

3.1	Amended and Restated Certificate of Incorporation of Summit Materials, Inc. (incorporated by reference to Exhibit 3.1 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015).
3.2	Amended and Restated Bylaws of Summit Materials, Inc. (incorporated by reference to Exhibit 3.2 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015).
3.3

Certificate of Formation of Summit Materials, LLC, as amended (incorporated by reference to Exhibit 3.1 to Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.4

Amended and Restated Limited Liability Company Agreement of Summit Materials, LLC (incorporated by reference to Exhibit 3.2 to Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

4.1*

Third Supplemental Indenture, dated as of September 23, 2016, among H.C. Rustin Corporation, R.D. Johnson Excavating Company, LLC and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.14 to Summit Materials, LLC’s Registration Statement on Form S-4, filed September 30, 2016 (File No. 333-213904)).

4.2*

Seventh Supplemental Indenture, dated as of September 23, 2016, among H.C. Rustin Corporation, R.D. Johnson Excavating Company, LLC and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.9 to Summit Materials, LLC’s Registration Statement on Form S-4, filed September 30, 2016 (File No. 333-213904)).

31.1*

Summit Materials, Inc.’s Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*

Summit Materials, Inc.’s Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.3*

Summit Materials, LLC’s Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.4*

Summit Materials, LLC’s Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Summit Materials, Inc.’s Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Summit Materials, Inc.’s Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.3**	Summit Materials, LLC’s Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.4**	Summit Materials, LLC’s Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
95.1*	Mine Safety Disclosures
99.1*	Summit Materials, LLC’s Unaudited Consolidated Financial Statements and Notes to Unaudited Consolidated Financial Statements.
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*     Filed herewith

**   Furnished herewith

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

SUMMIT MATERIALS, INC.
SUMMIT MATERIALS, LLC

Date: November 3, 2016	By:	/s/ Thomas W. Hill
Thomas W. Hill
Chief Executive Officer
(Principal Executive Officer)

Date: November 3, 2016	By:	/s/ Brian J. Harris
Brian J. Harris
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 31.1

CERTIFICATION

I, Thomas W. Hill, certify that:

1.                       I have reviewed this Quarterly Report on Form 10-Q of Summit Materials, Inc. (the “registrant”);

2.                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)                  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                  [Reserved];

(c)                   Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)                  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 3, 2016

/s/ Thomas W. Hill
Thomas W. Hill
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Brian J. Harris, certify that:

1.                       I have reviewed this Quarterly Report on Form 10-Q of Summit Materials, Inc. (the “registrant”);

2.                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)                  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                  [Reserved];

(c)                   Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)                  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 3, 2016

/s/ Brian J. Harris
Brian J. Harris
Chief Financial Officer
(Principal Financial Officer)

Exhibit 31.3

CERTIFICATION

I, Thomas W. Hill, certify that:

1.                       I have reviewed this Quarterly Report on Form 10-Q of Summit Materials, LLC (the “registrant”);

2.                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)                  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)                   Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)                  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 3, 2016

/s/ Thomas W. Hill
Thomas W. Hill
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.4

CERTIFICATION

I, Brian J. Harris, certify that:

1.                       I have reviewed this Quarterly Report on Form 10-Q of Summit Materials, LLC (the “registrant”);

2.                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)                  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)                   Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)                  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 3, 2016

/s/ Brian J. Harris
Brian J. Harris
Chief Financial Officer
(Principal Financial Officer)

Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of September 23, 2016, among H.C. Rustin Corporation, an Oklahoma corporation, and R.D. Johnson Excavating Company, LLC, a Kansas limited liability company (each, a “Guaranteeing Subsidiary”), each an indirect subsidiary of Summit Materials, LLC, a Delaware limited liability company (the “Issuer”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), Transfer Agent, Registrar and Paying Agent.

W I T N E S S E T H

WHEREAS, the Issuer, Summit Materials Finance Corp., a Delaware corporation (together with the Issuer, the “Issuers”), and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of March 8, 2016, providing for the issuance of $250,000,000 aggregate principal amount of 8.500% Senior Notes due 2022 (the “Initial Notes”), as supplemented by that First Supplemental Indenture, dated as of April 5, 2016, and as further supplemented by that Second Supplemental Indenture, dated as of May 25, 2016;

WHEREAS, the Indenture provides that under certain circumstances a Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (each, a “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)                                 Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)                                 Agreement to Guarantee.  Each Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledge and agree to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture.  Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3)                                 Execution and Delivery.  Each Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)                                 No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuers or any Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including any Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(5)                                 Governing Law.  THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6)                                 Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7)                                 Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)                                 The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

(9)                                 Benefits Acknowledged.  Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture.  Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

(10)                          Successors.  All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

H.C. RUSTIN CORPORATION

By:	/s/ Christopher B. Gaskill
Name: Christopher B. Gaskill
Title: Assistant Secretary

R.D. JOHNSON EXCAVATING COMPANY, LLC

By:	/s/ Christopher B. Gaskill
Name: Christopher B. Gaskill
Title: Assistant Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph O’Donnell
Name: Joseph O’Donnell
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit 4.2

SEVENTH SUPPLEMENTAL INDENTURE

Sixth Supplemental Indenture (this “Supplemental Indenture”), dated as of September 23, 2016, among H.C. Rustin Corporation, an Oklahoma corporation, and R.D. Johnson Excavating Company, LLC, a Kansas limited liability company (each, a “Guaranteeing Subsidiary”), each an indirect subsidiary of Summit Materials, LLC, a Delaware limited liability company (the “Issuer”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), Transfer Agent, Registrar and Paying Agent.

W I T N E S S E T H

WHEREAS, the Issuer, Summit Materials Finance Corp., a Delaware corporation (together with the Issuer, the “Issuers”), and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of July 8, 2015, providing for the issuance of 6.125% Senior Notes due 2023 (the “Notes”), as supplemented by that First Supplemental Indenture, dated as of July 17, 2015, as further supplemented by that Second Supplemental Indenture, dated as of October 7, 2015, as further supplemented by that Third Supplemental Indenture, dated as of November 19, 2015, as further supplemented by that Fourth Supplemental Indenture, dated as of February 3, 2016, as further supplemented by that Fifth Supplemental Indenture, dated as of April 5, 2016, and as further supplemented by that Sixth Supplemental Indenture, dated as of May 25, 2016;

WHEREAS, the Indenture provides that under certain circumstances a Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (each, a “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)                                 Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)                                 Agreement to Guarantee.  Each Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledge and agree to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture.  Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3)                                 Execution and Delivery.  Each Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)                                 No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuers or any Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including any Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(5)                                 Governing Law.  THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6)                                 Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7)                                 Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)                                 The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

(9)                                 Benefits Acknowledged.  Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture.  Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

(10)                          Successors.  All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

H.C. RUSTIN CORPORATION

By:	/s/ Christopher B. Gaskill
Name: Christopher B. Gaskill
Title: Assistant Secretary

R.D. JOHNSON EXCAVATING COMPANY, LLC

By:	/s/ Christopher B. Gaskill
Name: Christopher B. Gaskill
Title: Assistant Secretary

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph O’Donnell
Name: Joseph O’Donnell
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit 95.1

Mine Safety Disclosures

The operation of Summit Materials, Inc.’s and its subsidiaries’ (collectively, the “Company’s”) aggregates quarries and mines are subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects the Company’s quarries and mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Whenever MSHA issues a citation or order, it also generally proposes a civil penalty, or fine, related to the alleged violation. Citations or orders may be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to present information regarding certain mining safety and health citations which MSHA has issued with respect to its aggregates mining operations in its periodic reports filed with the Securities and Exchange Commission (“SEC”). In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the quarry or mine and types of operations (underground or surface), (ii) the number of citations issued will vary from inspector to inspector and location to location, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.

The Company presents the following items regarding certain mining safety and health matters for the quarter ended October 1, 2016, as applicable:

•                  Total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of the Mine Act for which the Company has received a citation from MSHA (hereinafter, “Section 104 S&S Citations”). If MSHA determines that a violation of a mandatory health or safety standard is likely to result in a reasonably serious injury or illness under the unique circumstance contributed to by the violation, MSHA will classify the violation as a “significant and substantial” violation (commonly referred to as a “S&S” violation). MSHA inspectors will classify each citation or order written as a “S&S” violation or not.

•                  Total number of orders issued under Section 104(b) of the Mine Act (hereinafter, “Section 104(b) Orders”). These orders are issued for situations in which MSHA determines a previous violation covered by a Section 104(a) citation has not been totally abated within the prescribed time period, so a further order is needed to require the mine operator to immediately withdraw all persons (except authorized persons) from the affected area of a quarry or mine.

•                  Total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under Section 104(d) of the Mine Act (hereinafter, “Section 104(d) Citations and Orders”). These violations are similar to those described above, but the standard is that the violation could significantly and substantially contribute to the cause and effect of a safety or health hazard, but the conditions do not cause imminent danger, and the MSHA inspector finds that the violation is caused by an unwarranted failure of the operator to comply with the health and safety standards.

•                  Total number of flagrant violations under Section 110(b)(2) of the Mine Act (hereinafter, “Section 110(b)(2) Violations”). These violations are penalty violations issued if MSHA determines that violations are “flagrant”, for which civil penalties may be assessed. A “flagrant” violation means a reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

•                  Total number of imminent danger orders issued under Section 107(a) of the Mine Act (hereinafter, “Section 107(a) Orders”). These orders are issued for situations in which MSHA determines an imminent danger exists in the quarry or mine and results in orders of immediate withdrawal of all persons (except certain authorized persons) from the area of the quarry or mine affected by its condition until the imminent danger and the underlying conditions causing the imminent danger no longer exist.

•                  Total dollar value of proposed assessments from MSHA under the Mine Act. These are the amounts of proposed assessments issued by MSHA with each citation or order for the time period covered by the reports. Penalties are assessed by MSHA according to a formula that considers a number of factors, including the mine operator’s history, size, negligence, gravity of the violation, good faith in trying to correct the violation promptly, and the effect of the penalty on the operator’s ability to continue in business.

•                  Total number of mining-related fatalities. Mines subject to the Mine Act are required to report all fatalities occurring at their facilities unless the fatality is determined to be “non-chargeable” to the mining industry. The final rules of the SEC require disclosure of mining-related fatalities at mines subject to the Mine Act. Only fatalities determined by MSHA not to be mining-related may be excluded.

•                  Receipt of written notice from MSHA of a pattern (or a potential to have such a pattern) of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of other mine health or safety hazards under Section 104(e) of the Mine Act. If MSHA determines that a mine has a “pattern” of these types of violations, or the potential to have such a pattern, MSHA is required to notify the mine operator of the existence of such a thing.

•                  Legal actions before the Federal Mine Safety and Health Review Commission (the “Commission”) pending as of the last day of period.

•                  Legal actions before the Commission initiated during period.

•                  Legal actions before the Commission resolved during period.

The Commission is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. The cases may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA, or complaints of discrimination by miners under Section 105 of the Mine Act. There were no legal actions pending before the Commission for any of the Company’s quarries or mines, as of or during the quarter ended October 1, 2016.

Appendix 1 follows.

Appendix 1

Name of Company	Name or Operation	MSHA ID	State	Number of Inspections	Total Number of Section 104 S&S Citation	Section 104(b) Citations and Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of Proposed MSHA Assessments	Total Number of Mining Related Fatalities	Received Written Notice Under Section 104€ (yes/no)	Received Written Notice of Potential Violation under 104€ (yes/no)	Number of Contested Citations	Number of Contested Penalties	Total Dollar Value of Penalties in Contest	Number of Complaints of Discharge or Discrimination
Alleyton Resources	4L Ranch	4104416	TX	—	—	—	—	—	—	$—	—	No	No	—	—	$—	—
Alleyton Resources	Altair Plant	4104375	TX	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Alleyton Resources	Monahan	4104552	TX	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Alleyton Resources	Potter Plant	4104987	TX	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Alleyton Resources	Vox Plant	4105081	TX	—	—	—	—	—	—	—	—	No	No	—	—	—	—
American Materials	Bailey Mine	3102289	NC	—	—	—	—	—	—	—	—	No	No	—	—	—	—
American Materials	Dupree Mine	3102282	NC	—	—	—	—	—	—	—	—	No	No	—	—	—	—
American Materials	IVANHOE PIT	3102011	NC	—	—	—	—	—	—	—	—	No	No	—	—	—	—
American Materials	Pinner Mine	3102105	NC	—	—	—	—	—	—	—	—	No	No	—	—	—	—
American Materials	Wade Mine	3102089	NC	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Austin Materials	Hays Quarry	4104514	TX	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Austin Materials	Ramming Pit	4104807	TX	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Boxley Materials	Boxley Aggregates-Blue Ridge Plant	4400014	VA	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Boxley Materials	Boxley Aggregates-Fieldale Plant	4400074	VA	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Boxley Materials	Boxley Aggregates-Lawyers Rd Plt	4400015	VA	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Boxley Materials	Boxley Aggregates-Mt Athos Plant	4400106	VA	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Boxley Materials	Boxley Aggregates-Piney River Plant	4400035	VA	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Boxley Materials	Boxley Aggregates-Rich Patch Quarry	4406897	VA	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Boxley Materials	PSC1 - EXTEC 5000S Screen	4404196	VA	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Boon Quarries East	2300078	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Boon Quarries West	2300022	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Boone Quarries-North Telsmith Plant	2301894	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Con-Agg LLC dba Boone Quarries	2302153	MO	1	1	—	—	—	—	382	—	No	No	—	—	—	—
Con-Agg of MO	Huntsville Quarry	2302004	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Plant # 65	2301922	MO	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	plant # 80	2302071	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Plant # 81	2302296	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Plant #83	2302338	MO	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Boonville Quarry	2300097	MO	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Marshall Junction Quarry	2301253	MO	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Marshall Quarry	2300099	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Norris Quarries Plant # 1	2301929	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Norris Quarries Plant #2	2302399	MO	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Con-Agg of MO	Norris Quarries Plant #3	2301930	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Concrete Supply	Oakland Sand River Plant	1401742	KS	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Concrete Supply	Silver Lake Plant	1401702	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Continental Cement Company	Davenport Plant	1300125	IA	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Continental Cement Company	Hannibal Plant	2300217	MO	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Continental Cement Company	Hannibal Underground	2302434	MO	—	3	—	1	—	—	6,929	—	No	No	2	2	2,300	—
Continental Cement Company	Owensville Plant	2301038	MO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Cornejo & Sons	Durbin Quarry	1401719	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Cornejo & Sons	Grove	1401539	KS	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Cornejo & Sons	Kingsbury	1400624	KS	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Cornejo & Sons	Oxford Sand and Gravel	1400522	KS	—	1	—	—	—	—	391	—	No	No	—	—	—	—
Cornejo & Sons	Wichita Sand and Gravel	1400543	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	85.9	1401759	KS	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Herington Airport	1401698	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant # 80002	1401583	KS	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant # 80003	1401474	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant # 80010	1401687	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant # 80011	1401470	KS	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant # 80013	1401609	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant #80006	1401471	KS	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant #80012	1401472	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hamm, Inc	Plant #81038	1401709	KS	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Allen Co. Stone	1500063	KY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Barren Co Stone	1506863	KY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Bassett Stone Company	1500004	KY	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Bourbon Limestone Company	1518415	KY	—	1	—	—	—	—	841	—	No	No	—	—	—	—
Hinkle Contracting Company	Casey Stone Company	1500012	KY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Cave Run Stone	1507194	KY	2	—	—	—	—	—	—	—	No	No	—	—	—	—

Hinkle Contracting Company	Ewing Stone	4400234	KY	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Glass Sand and Gravel	1504261	KY	4	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Hart County Stone Company	1500035	KY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Jellico Stone Company	4000057	TN	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Lake Cumberland Stone	1500099	KY	3	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Lynches River Quarry	3800715	SC	2*	2	—	—	—	—	2,891	—	No	No	—	—	—	—
Hinkle Contracting Company	Monroe Co. Stone	1500101	KY	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Natural Bridge Stone	1500075	KY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Pulaski Stone Company	1519092	KY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Somerset Stone Company	1500094	KY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Tipton Ridge Quarry	1500019	KY	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Hinkle Contracting Company	Black Creek Sand Mine	3800722	SC	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Black Canyon 2100	1002146	ID	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Crusher 2	504645	CO	2	1	—	—	—	—	154	—	No	No	—	—	—	—
Kilgore Companies	Crusher 3	504593	CO	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Crusher1	504296	CO	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Elam Construction Inc	504593	CO	1*	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Highland Pit	4200941	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	KC-Portable 2 (WY)	4801625	WY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	KC-Portable 3 (WY)	4801626	WY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Mona Pit	4202212	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Parleys Stone	4202102	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Portable 1	4202528	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Powerscreen 2100-2	1002147	ID	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Rental Plant 1	504616	CO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Roadrunner Screen	1001916	ID	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Stockton Pit	4202480	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Valley Pit	4200400	UT	1	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Washplant 1	504873	CO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Washplant 2`	504746	CO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Washplant 3	504565	CO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Washplant 4	503809	CO	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	West Valley	4201980	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Kolberg Portable Belt & Grizzly	4202384	ID	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Lewis & Lewis, Inc Pit #2	4801482	WY	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	PORTABLE CRUSHER A UNIT	4201736	UT	1	1	—	—	—	—	779	—	No	No	—	—	—	—
Kilgore Companies	Portable Crusher G	4202360	UT	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Portable Crusher K	4202523	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	PORTABLE CRUSHER UNIT B	4201963	UT	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Kilgore Companies	Portable Crusher, Unit F	4202042	UT	2	—	—	—	—	—	—	—	No	No	—	—	—	—
RK Hall Construction	Kirby Crusher #15	301958	AR	3	—	—	—	—	—	—	—	No	No	—	—	—	—
RK Hall Construction	Sawyer Plant	3401950	OK	—	—	—	—	—	—	—	—	No	No	—	—	—	—
Troy Vines	Vines Portable Plant	4103607	TX	2	—	—	—	—	—	—	—	No	No	—	—	—	—
Troy Vines	Vines Sand and Gravel	4103348	TX	—	—	—	—	—	—	—	—	No	No	—	—	—	—

Exhibit 99.1

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	October 1,	January 2,
	2016	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$14,182	$185,388
Accounts receivable, net	247,175	145,544
Costs and estimated earnings in excess of billings	39,052	5,690
Inventories	164,875	130,082
Other current assets	8,353	4,807
Total current assets	473,637	471,511
Property, plant and equipment, less accumulated depreciation, depletion and amortization (October 1, 2016 - $452,186 and January 2, 2016 - $366,505)	1,456,491	1,269,006
Goodwill	760,448	596,397
Intangible assets, less accumulated amortization (October 1, 2016 - $7,315 and January 2, 2016 - $5,237)	25,205	15,005
Other assets	47,796	43,243
Total assets	$2,763,577	$2,395,162
Liabilities and Member’s Interest
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	19,407	18,084
Accounts payable	113,329	81,397
Accrued expenses	108,694	92,942
Billings in excess of costs and estimated earnings	16,869	13,081
Total current liabilities	264,799	212,004
Long-term debt	1,515,381	1,273,652
Acquisition-related liabilities	24,225	31,028
Other noncurrent liabilities	121,150	100,186
Total liabilities	1,925,555	1,616,870
Commitments and contingencies (see note 10)
Member’s equity	1,070,686	1,050,882
Accumulated deficit	(206,351)	(245,486)
Accumulated other comprehensive loss	(27,732)	(28,466)
Member’s interest	836,603	776,930
Noncontrolling interest	1,419	1,362
Total member’s interest	838,022	778,292
Total liabilities and member’s interest	$2,763,577	$2,395,162

See notes to unaudited consolidated financial statements.

1

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue:
Product	$386,236	$338,020	$907,679	$748,210
Service	93,974	88,266	193,206	182,224
Net revenue	480,210	426,286	1,100,885	930,434
Delivery and subcontract revenue	49,227	45,619	102,205	100,401
Total revenue	529,437	471,905	1,203,090	1,030,835
Cost of revenue (excluding items shown separately below):
Product	224,927	207,500	559,512	490,923
Service	61,725	59,280	136,250	128,514
Net cost of revenue	286,652	266,780	695,762	619,437
Delivery and subcontract cost	49,227	45,619	102,205	100,401
Total cost of revenue	335,879	312,399	797,967	719,838
General and administrative expenses	64,194	42,539	185,208	149,484
Depreciation, depletion, amortization and accretion	39,427	33,306	109,195	86,818
Transaction costs	1,684	304	5,290	8,044
Operating income	88,253	83,357	105,430	66,651
Other expense (income), net	565	(1,171)	782	(678)
Loss on debt financings	—	32,641	—	64,313
Interest expense	25,019	20,436	71,668	61,649
Income (loss) from operations before taxes	62,669	31,451	32,980	(58,633)
Income tax expense (benefit)	1,309	(2,655)	(7,896)	(12,468)
Income (loss) from continuing operations	61,360	34,106	40,876	(46,165)
Income from discontinued operations	—	(57)	—	(815)
Net income (loss)	61,360	34,163	40,876	(45,350)
Net income (loss) attributable to noncontrolling interest	92	52	57	(1,917)
Net income (loss) attributable to member of Summit LLC	$61,268	$34,111	$40,819	$(43,433)

See notes to unaudited consolidated financial statements.

2

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Operations

(In thousands)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Net income (loss)	$61,360	$34,163	$40,876	$(45,350)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(1,311)	(6,296)	3,966	(11,531)
Income (loss) on cash flow hedges	60	(1,010)	(3,232)	(1,010)
Other comprehensive (loss) income	(1,251)	(7,306)	734	(12,541)
Comprehensive income (loss)	60,109	26,857	41,610	(57,891)
Less comprehensive income (loss) attributable to the noncontrolling interest in consolidated subsidiaries	92	52	57	(1,917)
Comprehensive income (loss) attributable to member of Summit LLC	$60,017	$26,805	$41,553	$(55,974)

See notes to unaudited consolidated financial statements.

3

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended
	October 1,	September 26,
	2016	2015
Cash flow from operating activities:
Net income (loss)	$40,876	$(45,350)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	117,227	90,207
Share-based compensation expense	46,123	18,589
Deferred income tax benefit	(8,977)	—
Net gain on asset disposals	(5,844)	(4,990)
Net gain on debt financings	—	(4,570)
Other	(971)	136
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(81,234)	(56,287)
Inventories	(17,072)	(3,830)
Costs and estimated earnings in excess of billings	(34,349)	(23,402)
Other current assets	(2,876)	(4,401)
Other assets	(217)	(524)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	23,812	29,383
Accrued expenses	8,931	(11,575)
Billings in excess of costs and estimated earnings	2,138	(763)
Other liabilities	(3,044)	(853)
Net cash provided by (used in) operating activities	84,523	(18,230)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(331,463)	(505,466)
Purchases of property, plant and equipment	(121,945)	(69,672)
Proceeds from the sale of property, plant and equipment	16,222	8,883
Other	1,500	610
Net cash used for investing activities	(435,686)	(565,645)
Cash flow from financing activities:
Capital contributions by member	113	490,916
Capital issuance costs	(136)	(12,539)
Shares redeemed to settle employee taxes	(8)	—
Proceeds from debt issuances	354,000	1,415,750
Debt issuance costs	(5,675)	(10,911)
Payments on debt	(114,254)	(1,251,407)
Payments on acquisition-related liabilities	(26,420)	(15,018)
Distributions	(27,993)	(39,952)
Net cash provided by financing activities	179,627	576,839
Impact of foreign currency on cash	330	(697)
Net decrease in cash	(171,206)	(7,733)
Cash and cash equivalents — beginning of period	185,388	13,215
Cash and cash equivalents — end of period	$14,182	$5,482

See notes to unaudited consolidated financial statements.

4

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Member’s Interest and Redeemable Noncontrolling Interest

(In thousands)

	Total Member’s Interest
			Accumulated
			other		Total	Redeemable
	Member’s	Accumulated	comprehensive	Noncontrolling	member’s	noncontrolling
	equity	deficit	loss	interest	interest	interest
Balance — January 2, 2016	$1,050,882	$(245,486)	$(28,466)	$1,362	$778,292	$—

Net contributed capital	(2)	—	—	—	(2)	—
Net income	—	40,819	—	57	40,876	—
Other comprehensive income	—	—	734	—	734	—
Distributions	(27,993)	—	—	—	(27,993)	—
Restricted stock unit vesting	(8)	—	—	—	(8)	—
Share-based compensation	47,807	(1,684)	—	—	46,123	—
Balance — October 1, 2016	$1,070,686	$(206,351)	$(27,732)	$1,419	$838,022	$—

Balance — December 27, 2014	$518,647	$(217,416)	$(15,546)	$1,298	$286,983	$33,740

Net contributed capital	542,479	—	—	—	542,479	—
Accretion/ redemption value adjustment	—	(32,252)	—	—	(32,252)	(31,850)
Net loss	—	(43,433)	—	(27)	(43,460)	(1,890)
Other comprehensive loss	—	—	(12,541)	—	(12,541)	—
Distributions	(39,952)	—	—	—	(39,952)	—
Share-based compensation	18,589	—	—	—	18,589	—
Balance — September 26, 2015	$1,039,763	$(293,101)	$(28,087)	$1,271	$719,846	$—

See notes to unaudited consolidated financial statements.

5

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Tables in thousands)

1.                       SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Summit Materials, LLC (“Summit LLC” and, together with its subsidiaries, the “Company”) is a vertically integrated, construction materials company. The Company is engaged in the production and sale of aggregates, cement, ready-mix concrete, asphalt paving mix and concrete products and owns and operates quarries, sand and gravel pits, two cement plants, cement distribution terminals, ready-mix concrete plants, asphalt plants and landfill sites. It is also engaged in paving and related services. The Company’s three operating and reporting segments are the West, East and Cement segments.

Substantially all of the Company’s products and services are produced, consumed and performed outdoors, primarily in the spring, summer and fall. Seasonal changes and other weather-related conditions can affect the production and sales volumes of its products and delivery of services. Therefore, the financial results for any interim period are typically not indicative of the results expected for the full year. Furthermore, the Company’s sales and earnings are sensitive to national, regional and local economic conditions and to cyclical changes in construction spending, among other factors.

Summit LLC is a wholly owned indirect subsidiary of Summit Materials Holdings L.P. (“Summit Holdings”), whose primary owners are Summit Materials, Inc. (“Summit Inc.”) and certain investment funds affiliated with Blackstone Capital Partners V L.P. and Silverhawk Summit, L.P. (collectively, the “Sponsors”). Summit Inc. was formed as a Delaware corporation on September 23, 2014. Its sole material asset is a controlling equity interest in Summit Holdings. Pursuant to a reorganization into a holding company structure (the “Reorganization”) in connection with Summit Inc.’s March 2015 initial public offering, Summit Inc. became a holding corporation operating and controlling all of the business and affairs of Summit Holdings and its subsidiaries, including Summit LLC.

Summit Inc.’s Equity Offerings— Summit Inc. commenced operations on March 11, 2015 upon the pricing of the initial public offering of its Class A common stock (“IPO”). Summit Inc. raised $433.0 million, net of underwriting discounts, through the issuance of 25,555,555 shares of Class A common stock at a public offering price of $18.00 per share. Summit Inc. used the offering proceeds to purchase a number of newly-issued Class A Units (“LP Units”) from Summit Holdings equal to the number of shares of Class A common stock issued to the public. Summit Inc. caused Summit Holdings to use these proceeds: (i) to redeem $288.2 million in aggregate principal amount of outstanding 10 1/2% senior notes due January 31, 2020 (“2020 Notes”); (ii) to purchase 71,428,571 Class B Units of Continental Cement Company, L.L.C. (“Continental Cement”); (iii) to pay a one-time termination fee of $13.8 million primarily to affiliates of the Sponsors in connection with the termination of a transaction and management fee agreement; and (iv) for general corporate purposes. The $288.2 million redemption of 2020 Notes was completed in the second quarter of 2015 at a redemption price equal to par plus an applicable premium of $38.2 million plus $5.2 million of accrued and unpaid interest.

In connection with the IPO, Summit Inc. issued 69,007,297 shares of its Class B common stock to Summit Owner Holdco LLC (“Summit Owner Holdco”), a Delaware limited liability company owned by certain pre-IPO owners and the former holders of Class B Units of Continental Cement. The Class B common stock entitled Summit Owner Holdco, without regard to the number of shares of Class B common stock held by it, to a number of votes that is equal to the aggregate number of LP Units held by all limited partners of Summit Holdings (excluding Summit Inc.). On July 19, 2016, Summit Owner Holdco transferred 28,661,526 shares of its Class B common stock to certain holders of LP Units and the remaining 40,345,771 shares of Class B common stock were cancelled. The Class B common stock entitles holders thereof, who are also holders of LP

6

Units, with a number of votes that is equal to the number of LP Units they hold. The Class B common stock does not participate in dividends and does not have any liquidation rights.

On August 11, 2015, Summit Inc. raised $555.8 million, net of underwriting discounts, through the issuance of 22,425,000 shares of Class A common stock at a public offering price of $25.75 per share (“the August 2015 follow-on offering”). Summit Inc. used these proceeds to purchase 3,750,000 newly-issued LP Units from Summit Holdings and 18,675,000 LP Units from certain pre-IPO owners, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions. Summit Holdings used the proceeds from the 3,750,000 newly-issued LP Units to pay the deferred purchase price of $80.0 million related to the July 17, 2015 acquisition of a cement plant and quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River (the “Davenport Assets”) and for general corporate purposes.

Basis of Presentation—These unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended January 2, 2016. The Company continues to follow the accounting policies set forth in those consolidated financial statements.

Management believes that these consolidated interim financial statements include all adjustments, normal and recurring in nature, that are necessary to present fairly the financial position of the Company as of October 1, 2016, the results of operations for the three and nine months ended October 1, 2016 and September 26, 2015 and cash flows for the nine months ended October 1, 2016 and September 26, 2015.

The Company’s fiscal year is based on a 52-53 week year with each quarter composed of 13 weeks ending on a Saturday. The 53-week year occurs approximately once every seven years and occurred in 2015. The additional week in the 53-week year was included in the fourth quarter of 2015.

Principles of Consolidation—The consolidated financial statements include the accounts of Summit LLC and its majority owned subsidiaries. All intercompany balances and transactions have been eliminated. The Company attributes consolidated member’s interest and net income separately to the controlling and noncontrolling interests. Noncontrolling interests in consolidated subsidiaries represent a 20% ownership in Ohio Valley Asphalt, LLC and, prior to the IPO and concurrent purchase of the noncontrolling interests of Continental Cement, a 30% redeemable ownership in Continental Cement. The Company accounts for investments in entities for which it has an ownership of 20% to 50% using the equity method of accounting.

Use of Estimates— Preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenue and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangibles and other long-lived assets, pension and other postretirement obligations and asset retirement obligations. Estimates also include revenue earned on contracts and costs to complete contracts. Most of the Company’s paving and related services are performed under fixed unit-price contracts with state and local governmental entities. Management regularly evaluates its estimates and assumptions based on historical experience and other factors, including the current economic environment. As future events and their effects cannot be determined with precision, actual results can differ significantly from estimates made. Changes in estimates, including those resulting from continuing changes in the economic environment, are reflected in the Company’s consolidated financial statements when the change in estimate occurs.

7

Business and Credit Concentrations—The Company’s operations are conducted primarily across 24 U.S. states and in British Columbia, Canada, with the most significant revenue generated in Texas, Kansas, Utah, Missouri and Kentucky. The Company’s accounts receivable consist primarily of amounts due from customers within these areas. Therefore, collection of these accounts is dependent on the economic conditions in the aforementioned states, as well as specific situations affecting individual customers. Credit granted within the Company’s trade areas has been granted to many customers, and management does not believe that a significant concentration of credit exists with respect to any individual customer or group of customers. No single customer accounted for more than 10% of the Company’s total revenue in the three and nine months ended October 1, 2016 and September 26, 2015.

Fair Value Measurements—Certain acquisitions made by the Company require the payment of contingent amounts of purchase consideration. These payments are contingent on specified operating results being achieved in periods subsequent to the acquisition and will only be made if earn-out thresholds are achieved. Contingent consideration obligations are measured at fair value each reporting period. Any adjustments to fair value are recognized in earnings in the period identified.

The Company has entered into interest rate derivatives on $200.0 million of its term loan borrowings to add stability to interest expense and to manage its exposure to interest rate movements. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and will be subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The fair value of contingent consideration and derivatives as of October 1, 2016 and January 2, 2016 was:

	October 1,	January 2,
	2016	2016
Current portion of acquisition-related liabilities and Accrued expenses:
Contingent consideration	$7,206	$4,918
Cash flow hedges	831	224
Acquisition-related liabilities and Other noncurrent liabilities
Contingent consideration	$1,824	$2,475
Cash flow hedges	3,341	681

The fair value of contingent consideration was based on unobservable, or Level 3, inputs, including projected probability-weighted cash payments and an 11.0% discount rate, which reflects a market discount rate. Changes in fair value may occur as a result of a change in actual or projected cash payments, the probability weightings applied by the Company to projected payments or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a lower, or higher, fair value measurement. The fair value of the cash flow hedges are based on observable, or Level 2, inputs such as interest rates, bond yields and prices in inactive markets. There were no material valuation adjustments to the derivatives in the three and nine months ended October 1, 2016 and September 26, 2015 and approximately $4.1 million of adjustments to contingent consideration in the nine months ended October 1, 2016.

8

Financial Instruments—The Company’s financial instruments include debt and certain acquisition-related liabilities (deferred consideration and noncompete obligations). The carrying value and fair value of these financial instruments as of October 1, 2016 and January 2, 2016 was:

	October 1, 2016		January 2, 2016
	Fair Value	Carrying Value	Fair Value	Carrying Value

Level 2
Long-term debt(1)	$1,578,157	$1,537,513	$1,283,799	$1,291,858

Level 3
Current portion of deferred consideration and noncompete obligations(2)	12,201	12,201	13,166	13,166
Long term portion of deferred consideration and noncompete obligations(3)	22,401	22,401	28,553	28,553

(1)         Balances include $6.5 million of current portion of debt and exclude capitalized loan costs of $15.6 million and $11.7 million as of October 1, 2016 and January 2, 2016, respectively.

(2)         Included in current portion of acquisition-related liabilities on the consolidated balance sheets.

(3)         Included in acquisition-related liabilities on the consolidated balance sheets.

The fair value of debt was determined based on observable, or Level 2 inputs, such as interest rates, bond yields and quoted prices in inactive markets. The fair values of the deferred consideration and noncompete obligations were determined based on unobservable, or Level 3, inputs, including the cash payment terms in the purchase agreements and a discount rate reflecting the Company’s credit risk.

Redeemable Noncontrolling Interest — On March 17, 2015, upon the consummation of the IPO and the transactions contemplated by a contribution and purchase agreement entered into with the holders of all of the outstanding Class B Units of Continental Cement, Continental Cement became a wholly-owned indirect subsidiary of Summit LLC. The noncontrolling interests of Continental Cement were acquired for aggregate consideration of $64.1 million, consisting of $35.0 million of cash, 1,029,183 shares of Summit Inc.’s Class A common stock and $15.0 million aggregate principal amount of non-interest bearing notes payable in six annual installments of $2.5 million, beginning on March 17, 2016. The notes payable is a liability of Summit Holdings and, is therefore not included in the liabilities of Summit LLC. However, Summit LLC made a $2.5 million distribution to Summit Holdings in the nine months ended October 1, 2016 so that Summit Holdings could make the deferred consideration payment due on March 17, 2016.

New Accounting Standards — In March 2016, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard with targeted amendments to the accounting for employee share-based payments. Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting, requires that the income tax effect of share-based awards be recognized in the income statement and allows entities to elect an accounting method to recognize forfeitures as they occur or to estimate forfeitures, as is currently required. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. However, the Company early adopted this ASU as of the beginning of fiscal year 2016 and made an election to recognize forfeitures as they occur. The ASU adoption was applied using a modified retrospective method by means of a $1.7 million cumulative-effect adjustment to accumulated deficit as of the beginning of the fiscal year.

In February 2016, the FASB issued a new accounting standard related to lease accounting, ASU No. 2016-02, Leases, which will result in lessees recognizing most leases on the balance sheet.  Lessees are required to disclose more quantitative and qualitative information about their leases than current U.S. GAAP requires. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years,

9

beginning after December 15, 2018. As of October 1, 2016 and January 2, 2016, the Company’s undiscounted minimum contractual commitments under long-term operating leases, which were not recorded on the balance sheet, were $28.6 million and $21.9 million, respectively, which is an estimate of the effect to lease obligations and property, plant and equipment that the new accounting standard would have as of the dates noted.

In May 2014, the FASB issued a new accounting standard to improve and converge the financial reporting requirements for revenue from contracts with customers. ASU No 2014-09, Revenue from Contracts with Customers, prescribes a five-step model for revenue recognition that will replace most existing revenue recognition guidance in U.S. GAAP. The ASU will supersede nearly all existing revenue recognition guidance under U.S. GAAP and provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. In July 2015, the FASB postponed the effective date of the new revenue standard by one year to the first quarter of 2018. Early adoption is permitted, but no earlier than 2017. Management is currently assessing the effect that the adoption of this standard will have on the consolidated financial statements.

Reclassifications — Certain amounts in the prior year have been reclassified to conform to the current period’s presentation.

2.                       SHARE-BASED COMPENSATION

Prior to the IPO and Reorganization, the capital structure of Summit Holdings consisted of six different classes of limited partnership interests (Class A-1, Class A-2, Class B-1, Class C, Class D-1 and Class D-2), each of which was subject to unique distribution rights. There were no outstanding Class A-2 interests. In connection with the IPO and the Reorganization, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating the LP Units (“Reclassification”). Immediately following the Reclassification, 69,007,297 LP Units were outstanding. In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Class A common stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Class A common stock (“leverage restoration options”). The exercise price of the warrants and leverage restoration options is the IPO price of $18.00 per share. In conjunction with the Reclassification of the equity-based awards, the Company recognized a $14.5 million modification charge in general and administrative expenses in the nine months ended September 26, 2015.

The leverage restoration options were granted under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The leverage restoration options that correlated to time-vesting interests vest over four years beginning on the Reclassification date and the leverage restoration options that correlated to performance-vesting interests vest when both the applicable return multiple is achieved and a four year time-vesting condition is satisfied. The four-year time- vesting condition will be satisfied with respect to 25% of the performance-vesting options on each of the first four anniversaries of the Reclassification date, subject to the employee’s continued employment through the applicable vesting date.

The Company also granted 240,000 options to purchase shares of Class A common stock under the Omnibus Incentive Plan to certain employees some of whom had not previously been granted equity-based interests. These stock options have an exercise price of $18.00 per share, the IPO price, and are subject to a time-based vesting condition that will be satisfied with respect to 25% of the award on each of the first four anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date.

10

In the nine months ended October 1, 2016, Summit Inc. acquired 25,812,254 LP Units in exchange for an equal number of shares of Class A common stock, of which 21,482,082 LP Units were exchanged by certain investment funds associated with or designated by The Blackstone Group L.P. (“Blackstone”). Blackstone subsequently sold the shares of Class A common stock it received through underwritten public offerings. As a result of these transactions and Blackstone’s prior exchange and sale of LP Units, the performance target associated with certain LP Units and leverage restoration options which was based on Blackstone receiving a 1.75 times return on its initial investment, was achieved. In addition, on August 9, 2016, the Board of Directors of Summit Inc. determined that it was in the best interest of the Company to waive the 3.0 times threshold on the remaining unvested performance-based LP Units and leverage restoration options. The Company recognized $12.5 million and $37.3 million in general and administrative expenses in the three and nine months ended October 1, 2016, respectively, related to the vesting of these performance-based awards.

3.                       ACQUISITIONS

The Company has completed numerous acquisitions since its formation in 2009, which have been financed through a combination of debt and equity funding. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective closing dates of the acquisitions. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value.

West segment

•                  August 19, 2016, the Company acquired H.C. Rustin Corporation (“Rustin”), a ready-mix company with 12 ready-mix plants servicing the Southern Oklahoma market. The acquisition was funded with cash on hand.

•                  On April 29, 2016, the Company acquired Sierra Ready Mix, LLC (“Sierra”), a vertically integrated aggregates and ready-mix concrete business with one sand and gravel pit and two ready-mix concrete plants located in Las Vegas, Nevada. The acquisition was funded with cash on hand.

•                  On December 11, 2015, the Company acquired all of the assets of Pelican Asphalt Company, LLC, an asphalt terminal business in Houston, Texas. The acquisition was funded with cash on hand.

•                  On August 21, 2015, the Company acquired all of the stock of LeGrand Johnson Construction Co., a vertically integrated company based in Utah with five sand and gravel pits, four ready-mix concrete plants and three asphalt plants and servicing the northern and central Utah, western Wyoming and southern Idaho markets. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•                  On June 1, 2015, the Company acquired all of the stock of Lewis & Lewis, Inc., a vertically integrated business in Wyoming. The acquisition was funded with borrowings under the Company’s revolving credit facility.

East segment

•                  On August 26, 2016, the Company acquired R.D. Johnson Excavating Company, LLC and Asphalt Sales of Lawrence, LLC (“RD Johnson”), an asphalt producer and construction services company based in Lawrence, Kansas. The acquisition was funded with both cash on hand and borrowings under the Company’s revolving credit facility.

•                  On August 8, 2016, The Company acquired the assets of Weldon Real Estate, LLC (“Weldon”) and the membership interests of Honey Creek Disposal Service, LLC. (‘‘Honey Creek’’). Honey Creek is a trash collection business, which was sold immediately after acquisition. The Company retained the building

11

assets of Weldon, where its recycling business in Kansas is operated. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•                  On May 20, 2016, the Company acquired seven aggregates quarries in central and northwest Missouri from APAC-Kansas, Inc. and APAC-Missouri, Inc., subsidiaries of Oldcastle Materials, Inc. (“Oldcastle Assets”).

•                  On March 18, 2016, the Company acquired Boxley Materials Company (“Boxley”), a vertically integrated company based in Roanoke, Virginia with six quarries, four ready-mix concrete plants and four asphalt plants.

•                  On February 5, 2016, the Company acquired American Materials Company (“AMC”), an aggregates company with five sand and gravel pits servicing coastal North and South Carolina. The acquisition was funded with cash on hand.

Cement segment

•                  On August 30, 2016, the Company acquired two river-supplied cement and fly-ash distribution terminals in Southern Louisiana (“Angelle Assets”). The acquisition was funded with borrowings under the Company’s revolving credit facility.

•                  On July 17, 2015, the Company completed the acquisition of the Davenport Assets, a cement plant and a quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River for $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa, for which a $16.6 million gain on disposition was recognized in general and administrative expenses. The cash purchase price was funded through a combination of debt (see Note 7) and $80.0 million with proceeds from the August 2015 follow-on offering. Combined with the Company’s cement plant in Hannibal, Missouri, the Company has over two million short tons of cement capacity across our two plants and eight cement distribution terminals along the Mississippi River from Minneapolis, Minnesota to New Orleans, Louisiana. The goodwill that was acquired with the Davenport Assets reflects the value from estimated synergies and cost savings, primarily from expanded geographic area, overhead cost reductions and best practice sharing of operating efficiencies between the acquired assets and the Company’s existing cement plant in Hannibal, Missouri. The Davenport Assets were immediately integrated into the Company’s existing cement operations such that it is not practicable to report revenue and net income separately for the Davenport Assets.

12

The purchase price allocation, primarily the valuation of property, plant and equipment for the 2016 acquisitions has not yet been finalized due to the recent timing of the acquisitions. The following table summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Nine months ended	Davenport	Year Ended
	October 1,	July 17,	January 2, 2016
	2016	2015	(excluding Davenport)

Financial assets	$22,066	$—	$12,555
Inventories	17,540	21,776	2,036
Property, plant and equipment	178,082	275,436	57,817
Intangible assets	12,149	—	—
Other assets	5,378	6,450	(745)
Financial liabilities	(14,587)	(2,190)	(13,733)
Other long-term liabilities	(29,231)	(4,086)	(11,289)
Net assets acquired	191,397	297,386	46,641
Goodwill	153,438	170,067	15,710
Purchase price	344,835	467,453	62,351
Acquisition related liabilities	(14,142)	—	(1,044)
Bettendorf assets	—	(18,743)	—
Other	770	—	—
Net cash paid for acquisitions	$331,463	$448,710	$61,307

Changes in the carrying amount of goodwill, by reportable segment, from January 2, 2016 to October 1, 2016 are summarized as follows:

	West	East	Cement	Total
Balance, January 2, 2016	$303,926	$98,308	$194,163	$596,397
Acquisitions(1)	26,186	126,419	9,003	161,608
Foreign currency translation adjustments	2,443	—	—	2,443
Balance, October 1, 2016	$332,555	$224,727	$203,166	$760,448

Accumulated impairment losses as of October 1, 2016 and January 2, 2016	$(53,264)	$(14,938)	$—	$(68,202)

(1)                  Reflects goodwill from 2016 acquisitions and working capital adjustments from prior year acquisitions in the West and Cement segments, including $5.4 million related to below-market contracts assumed with the Davenport Assets acquisition.

13

The Company’s intangible assets are primarily composed of goodwill, lease agreements and reserve rights. The assets related to lease agreements reflect the submarket royalty rates paid under agreements, primarily, for extracting aggregates. The values were determined as of the respective acquisition dates by a comparison of market-royalty rates. The reserve rights relate to aggregate reserves to which the Company has the rights of ownership, but does not own the reserves. The intangible assets are amortized on a straight-line basis over the lives of the leases. The following table shows intangible assets by type and in total:

	October 1, 2016			January 2, 2016
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Leases	$22,506	$(3,147)	$19,359	$10,357	$(2,531)	$7,826
Reserve rights	8,765	(3,440)	5,325	8,636	(2,078)	6,558
Trade names	1,000	(633)	367	1,000	(558)	442
Other	249	(95)	154	249	(70)	179
Total intangible assets	$32,520	$(7,315)	$25,205	$20,242	$(5,237)	$15,005

Amortization expense totaled $0.6 million and $2.1 million for the three and nine months ended October 1, 2016, respectively, and $0.5 million and $1.5 million for the three and nine months ended September 26, 2015, respectively. The estimated amortization expense for the intangible assets for each of the five years subsequent to October 1, 2016 is as follows:

2016 (three months)	$585
2017	1,308
2018	1,302
2019	1,283
2020	1,199
2021	1,158
Thereafter	18,370
Total	$25,205

4.                       ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Trade accounts receivable	$235,386	$133,418
Retention receivables	13,857	13,217
Receivables from related parties	574	635
Accounts receivable	249,817	147,270
Less: Allowance for doubtful accounts	(2,642)	(1,726)
Accounts receivable, net	$247,175	$145,544

Retention receivables are amounts earned by the Company but held by customers until paving and related service contracts and projects are near completion or fully completed. Amounts are generally billed and collected within one year.

14

5.                       INVENTORIES

Inventories consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Aggregate stockpiles	$102,798	$86,236
Finished goods	39,137	14,840
Work in process	8,464	5,141
Raw materials	14,476	23,865
Total	$164,875	$130,082

6.                       ACCRUED EXPENSES

Accrued expenses consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Interest	$20,712	$19,591
Payroll and benefits	29,111	24,714
Capital lease obligations	12,763	15,263
Insurance	10,851	9,824
Non-income taxes	11,089	4,618
Professional fees	3,209	2,528
Other(1)	20,959	16,404
Total	$108,694	$92,942

(1)         Consists primarily of subcontractor and working capital settlement accruals.

7.                       DEBT

Debt consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Term Loan, due 2022:
$641.9 million and $646.8 million, net of $2.7 million and $3.1 million discount at October 1, 2016 and January 2, 2016, respectively	$639,166	$643,693
8 1/2% Senior Notes, due 2022	250,000	—
6 1/8% Senior Notes, due 2023:
$650 million, net of $1.7 million and $1.8 million discount at October 1, 2016 and January 2, 2016, respectively	648,347	648,165
Total	1,537,513	1,291,858
Current portion of long-term debt	6,500	6,500
Long-term debt	$1,531,013	$1,285,358

15

The contractual payments of long-term debt, including current maturities, for the five years subsequent to October 1, 2016, are as follows:

2016 (three months)	$1,625
2017	6,500
2018	4,875
2019	6,500
2020	8,125
2021	6,500
Thereafter	1,507,750
Total	1,541,875
Less: Original issue net discount	(4,362)
Less: Capitalized loan costs	(15,632)
Total debt	$1,521,881

Senior Notes— On March 8, 2016, Summit LLC and Summit Materials Finance Corp., an indirect wholly-owned subsidiary of Summit LLC (“Finance Corp.” and with Summit LLC, the “Issuers”) issued $250.0 million of 8.500% senior notes due April 15, 2022 (the “2022 Notes”). The 2022 Notes were issued at 100.0% of their par value with proceeds of $246.3 million, net of related fees and expenses. The proceeds from the sale of the 2022 Notes were used to fund the acquisition of Boxley, replenish cash used for the acquisition of AMC and pay expenses incurred in connection with these acquisitions. The 2022 Notes were issued under an indenture dated March 8, 2016 (as amended and supplemented, the “2016 Indenture”). The 2016 Indenture contains covenants limiting, among other things, Summit LLC and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The 2016 Indenture also contains customary events of default. Interest on the 2022 Notes is payable semi-annually in arrears on April 15 and October 15 of each year commencing on October 15, 2016.

In 2015, the Issuers issued $650.0 million of 6.125% senior notes due July 2023 (the “2023 Notes” and collectively with the 2022 Notes, the “Senior Notes”). The net proceeds from the 2023 Notes, with proceeds from the refinancing of the term loan described below, were used to pay the $370.0 million initial purchase price for the Davenport Assets, to redeem $336.8 million in aggregate principal amount of the then outstanding 2020 Notes and pay related fees and expenses. Of the aggregate $650.0 million of 2023 Notes, $350.0 million were issued at par and $300.0 million were issued at 99.375% of par. The 2023 Notes were issued under an indenture dated July 8, 2015, the terms of which are generally consistent with the 2016 Indenture. Interest on the 2023 Notes is payable semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2016.

In April, August and November 2015, using proceeds from the IPO, the refinancing of the term loan described below and the proceeds from the 2023 Notes, $288.2 million, $183.0 million and $153.8 million, respectively, in aggregate principal amount of the then outstanding 2020 Notes were redeemed at a price equal to par plus an applicable premium and the indenture under which the 2020 Notes were issued was satisfied and discharged. As a result of the redemptions, net charges of $56.5 million were recognized for the year ended January 2, 2016. The fees included $66.6 million for the applicable prepayment premium and $11.9 million for the write-off of deferred financing fees, partially offset by $22.0 million of net benefit from the write-off of the original issuance net premium for the year ended January 2, 2016.

As of October 1, 2016 and January 2, 2016, the Company was in compliance with all financial covenants under the applicable indentures.

16

Senior Secured Credit Facilities— Summit LLC has credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million (the “Senior Secured Credit Facilities”). Under the Senior Secured Credit Facilities, required principal repayments of 0.25% of term debt are due on the last business day of each March, June, September and December. The unpaid principal balance is due in full on the maturity date, which is July 17, 2022. On July 17, 2015, Summit LLC refinanced its term loan under the Senior Secured Credit Facilities (the “Refinancing”). The Refinancing, among other things: (i) reduced the applicable margins used to calculate interest rates for term loans under the Senior Secured Credit Facilities to 3.25% for LIBOR rate loans and 2.25% for base rate loans, subject to a LIBOR floor of 1.00% (and one 25 basis point step down upon Summit LLC achieving a certain first lien net leverage ratio); (ii) increased term loans borrowed under the term loan facility from $422.0 million to an aggregate $650.0 million; and (iii) created additional flexibility under the financial maintenance covenants, which are tested quarterly, by increasing the applicable maximum Consolidated First Lien Net Leverage Ratio (as defined in the credit agreement governing the Senior Secured Credit Facilities, the “Credit Agreement”).

On March 11, 2015, Summit LLC entered into Amendment No. 3 to the Credit Agreement, which became effective on March 17, 2015 upon the consummation of the IPO. The amendment: (i) increased the size of the revolving credit facility from $150.0 million to $235.0 million; (ii) extended the maturity date of the revolving credit facility to March 11, 2020; (iii) amended certain covenants; and (iv) permits periodic tax distributions as contemplated in a tax receivable agreement, dated March 11, 2015. As a result of this amendment, $0.8 million of financing fees were recognized in the nine months ended September 26, 2015.

The revolving credit facility bears interest per annum equal to, at Summit LLC’s option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) LIBOR plus 1.00%, plus an applicable margin of 2.25% for base rate loans or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs plus an applicable margin of 3.25% for LIBOR rate loans.

There were no outstanding borrowings under the revolving credit facility as of October 1, 2016 and January 2, 2016, leaving remaining borrowing capacity of $209.4 million, which is net of $25.6 million of outstanding letters of credit. The outstanding letters of credit are renewed annually and support required bonding on construction projects and the Company’s insurance liabilities.

Summit LLC’s Consolidated First Lien Net Leverage Ratio, as such term is defined in the Credit Agreement, should be no greater than 4.75:1.0 as of each quarter-end. As of October 1, 2016 and January 2, 2016, Summit LLC was in compliance with all financial covenants.

Summit LLC’s wholly-owned domestic subsidiary companies, subject to certain exclusions and exceptions, are named as subsidiary guarantors of the Senior Notes and the Senior Secured Credit Facilities. In addition, Summit LLC has pledged substantially all of its assets as collateral, subject to certain exclusions and exceptions, for the Senior Secured Credit Facilities.

Interest expense related to debt totaled $21.8 million and $62.0 million in the three and nine months ended October 1, 2016, respectively, and $17.8 million and $54.6 million in the three and nine months ended September 26, 2015, respectively.

17

The following table presents the activity for the deferred financing fees for the nine months ended October 1, 2016 and September 26, 2015:

Deferred financing fees
Balance—January 2, 2016	$15,892
Loan origination fees	5,676
Amortization	(2,504)
Balance—October 1, 2016	$19,064

Balance—December 27, 2014	$17,215
Loan origination fees	10,911
Amortization	(2,731)
Write off of deferred financing fees	(12,135)
Balance—September 26, 2015	$13,260

Other—On January 15, 2015, the Company’s wholly-owned subsidiary in British Columbia, Canada entered into an agreement with HSBC for a (i) $6.0 million Canadian dollar (“CAD”) revolving credit commitment to be used for operating activities that bears interest per annum equal to the bank’s prime rate plus 0.20%, (ii) $0.5 million CAD revolving credit commitment to be used for capital equipment that bears interest per annum at the bank’s prime rate plus 0.90% and (iii) $0.4 million CAD revolving credit commitment to provide guarantees on behalf of that subsidiary. There were no amounts outstanding under this agreement as of October 1, 2016 or January 2, 2016.

8.                       ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes in each component of accumulated other comprehensive loss consisted of the following:

				Accumulated
		Foreign currency		other
	Change in	translation	Cash flow hedge	comprehensive
	retirement plans	adjustments	adjustments	loss
Balance — January 2, 2016	$(7,607)	$(19,915)	$(944)	$(28,466)
Foreign currency translation adjustment	—	3,966	—	3,966
Loss on cash flow hedges	—	—	(3,232)	(3,232)
Balance — October 1, 2016	$(7,607)	$(15,949)	$(4,176)	$(27,732)

Balance — December 27, 2014	$(9,730)	$(5,816)	$—	$(15,546)
Foreign currency translation adjustment	—	(11,531)	—	(11,531)
Loss on cash flow hedges	—	—	(1,010)	(1,010)
Balance — September 26, 2015	$(9,730)	$(17,347)	$(1,010)	$(28,087)

9.                       INCOME TAXES

Summit LLC is a limited liability company and passes its tax attributes for federal and state tax purposes to its parent company and is generally not subject to federal or state income tax. However, certain subsidiary entities file federal, state, and Canadian income tax returns due to their status as taxable entities in the respective jurisdiction. The effective income tax rate for the C Corporations differs from the statutory federal rate primarily due to (1) tax depletion expense in excess of the expense recorded under U.S. GAAP, (2) state income taxes and the effect of graduated tax rates and (3) various other items, such as limitations on meals and

18

entertainment and other costs.  The effective income tax rate for the Canadian subsidiary is not significantly different from its historical effective tax rate.

As of October 1, 2016 and January 2, 2016, the Company has not recognized any liabilities for uncertain tax positions. The Company records interest and penalties as a component of the income tax provision. No material interest or penalties were recognized in income tax expense during the three and nine months ended October 1, 2016 and September 26, 2015.

10.                COMMITMENTS AND CONTINGENCIES

The Company is party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all pending or threatened claims and litigation will not have a material effect on the Company’s consolidated results of operations, financial position or liquidity. The Company records legal fees as incurred.

Litigation and Claims—The Company is obligated under an indemnification agreement entered into with the sellers of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc. for the sellers’ ownership interests in a joint venture agreement. The Company has the rights to any benefits under the joint venture as well as the assumption of any obligations, but does not own equity interests in the joint venture. The joint venture has incurred significant losses on a highway project in Utah, which have resulted in requests for funding from the joint venture partners and ultimately from the Company. Through October 1, 2016, the Company has funded $8.8 million, $4.0 million in 2012 and $4.8 million in 2011. In 2012 and 2011, the Company recognized losses on the indemnification agreement of $8.0 million and $1.9 million, respectively. As of October 1, 2016 and January 2, 2016, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of future funding obligations.

Environmental Remediation and Site Restoration—The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

The Company has site restoration obligations arising from regulatory and contractual requirements to perform reclamation activities at the time certain quarries and landfills are closed. As of October 1, 2016 and January 2, 2016, $18.4 million and $18.7 million, respectively, were included in other noncurrent liabilities on the consolidated balance sheets and $5.2 million and $2.0 million, respectively, were included in accrued expenses for future reclamation costs. The total undiscounted anticipated costs for site reclamation as of October 1, 2016 and January 2, 2016 were $68.4 million and $56.7 million, respectively.

Other—The Company is obligated under various firm purchase commitments for certain raw materials and services that are in the ordinary course of business. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial condition, results of operations, and cash flows of the Company. The terms of the purchase commitments generally approximate one year.

19

11.                SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Nine months ended
	October 1,	September 26,
	2016	2015
Cash payments:
Interest	$62,438	$75,990
Income taxes	1,536	1,516
Non cash financing activities:
Purchase of noncontrolling interest in Continental Cement	$—	$(64,102)

12.                SEGMENT INFORMATION

The Company has three operating segments: West; East; and Cement, which are its reporting segments. These segments are consistent with the Company’s management reporting structure. In the fourth quarter of 2015, the Company reorganized the operations and management reporting structure of the East and Cement segment operations, resulting in a change to its reportable business segments. The Company now conducts the cement business separate from the regional segments. As a result, the cement business is a reportable business segment. In addition, the Company has combined the materials-based businesses centered in Kansas and Missouri with the Kentucky-based operations, creating an expanded East segment and eliminating what was the Central region. These changes did not affect the West segment. Amounts in prior periods have been revised to reflect the current reporting structure.

The operating results of each segment are regularly reviewed and evaluated by the Chief Executive Officer, the Company’s Chief Operating Decision Maker (“CODM”). The CODM primarily evaluates the performance of its segments and allocates resources to them based on a segment profit metric that we call Adjusted EBITDA, which is computed as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, accretion, share-based compensation, and transaction costs, as well as various other non-recurring, non-cash amounts.

The West and East segments have several acquired subsidiaries that are engaged in various activities including quarry mining, aggregate production and contracting. The Cement segment is engaged in the production of Portland cement. Assets employed by each segment include assets directly identified with those operations. Corporate assets consist primarily of cash, property, plant and equipment for corporate operations and other assets not directly identifiable with a reportable business segment. The accounting policies applicable to each segment are consistent with those used in the consolidated financial statements.

The following tables display selected financial data for the Company’s reportable business segments as of October 1, 2016 and January 2, 2016 and for the three and nine months ended October 1, 2016 and September 26, 2015:

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue*:
West	$264,874	$261,742	$614,868	$597,484
East	175,000	137,731	385,054	312,734
Cement	89,563	72,432	203,168	120,617
Total revenue	$529,437	$471,905	$1,203,090	$1,030,835

*                 Intercompany sales are immaterial and the presentation above only reflects sales to external customers.

20

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Adjusted EBITDA:
West	$63,683	$59,760	$127,547	$111,450
East	51,558	36,677	90,405	62,758
Cement	40,264	31,554	78,828	43,897
Corporate and other	(9,314)	(7,585)	(27,431)	(20,906)
Total Adjusted EBITDA	146,191	120,406	269,349	197,199
Interest expense	25,019	20,436	71,668	61,649
Depreciation, depletion and amortization	39,055	32,940	107,993	85,689
Accretion	372	366	1,202	1,129
IPO/ Legacy equity modification costs	12,506	—	37,257	28,296
Loss on debt financings	—	32,641	—	64,313
Transaction costs	1,684	304	5,290	8,044
Management fees and expenses	—	—	—	1,046
Non-cash compensation	3,801	1,569	8,866	4,138
Other	1,085	699	4,093	1,528
Income (loss) from continuing operations before taxes	$62,669	$31,451	$32,980	$(58,633)

			Nine months ended
			October 1,	September 26,
			2016	2015
Purchases of property, plant and equipment
West			$64,350	$32,192
East			37,143	24,335
Cement			16,683	9,401
Total reportable segments			118,176	65,928
Corporate and other			3,769	3,744
Total purchases of property, plant and equipment			$121,945	$69,672

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Depreciation, depletion, amortization and accretion:
West	$16,492	$13,786	$48,714	$38,508
East	14,744	9,587	37,485	29,082
Cement	7,619	9,305	21,147	17,542
Total reportable segments	38,855	32,678	107,346	85,132
Corporate and other	572	628	1,849	1,686
Total depreciation, depletion, amortization and accretion	$39,427	$33,306	$109,195	$86,818

21

			October 1,	January 2,
			2016	2016
Total assets:
West			$956,919	$821,479
East			907,749	545,187
Cement			888,765	843,941
Total reportable segments			2,753,433	2,210,607
Corporate and other			10,144	184,555
Total			$2,763,577	$2,395,162

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue by product*:
Aggregates	$78,274	$62,422	$201,217	$161,896
Cement	81,154	66,313	179,658	104,986
Ready-mix concrete	111,141	95,044	288,607	254,318
Asphalt	93,551	98,731	182,185	189,122
Paving and related services	113,648	107,054	219,282	211,864
Other	51,669	42,341	132,141	108,649
Total revenue	$529,437	$471,905	$1,203,090	$1,030,835

*                 Revenue from the liquid asphalt terminals is included in asphalt revenue.

13.                RELATED PARTY TRANSACTIONS

Under the terms of a transaction and management fee agreement between Summit Holdings and Blackstone Management Partners L.L.C. (“BMP”), whose affiliates include controlling stockholders of the Company, BMP provided monitoring, advisory and consulting services to the Company through March 17, 2015. Under the terms of the agreement, BMP was permitted to assign, and had assigned, a portion of the fees to which it was entitled to Silverhawk Summit, L.P. and to certain other equity investors.

The management fee was calculated based on the greater of $300,000 or 2.0% of the Company’s annual consolidated profit, as defined in the agreement, and is included in general and administrative expenses. The Company incurred management fees totaling $1.0 million during the period between December 28, 2014 and March 17, 2015.

In connection with the IPO, the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final payment of $13.8 million; $13.4 million was paid to affiliates of BMP and the remaining $0.4 million was paid to affiliates of Silverhawk Summit, L.P. and to certain other equity investors.

In addition to the transaction and management fees paid to BMP, the Company reimbursed BMP for direct expenses incurred, which were not material in the three and nine months ended October 1, 2016 and September 26, 2015.

Blackstone Advisory Partners L.P., an affiliate of BMP, served as an initial purchaser of $18.8 million of the 2022 Notes issued in March 2016 and $22.5 million and $26.3 million of the 2023 Notes issued in November 2015 and July 2015, respectively, and received compensation in connection therewith. In addition, Blackstone Advisory Partners L.P. served as an underwriter of 1,681,875 shares of Class A common stock issued in connection with the August 2015 follow-on offering and received compensation in connection therewith.

On July 17, 2015, the Company purchased the Davenport Assets from Lafarge North America Inc. for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. At closing,

22

$370.0 million of the purchase price was paid, and the remaining $80.0 million was paid on August 13, 2015. Summit Holdings entered into a commitment letter dated April 16, 2015, with Blackstone Capital Partners V L.P. (“BCP”) for equity financing up to $90.0 million in the form of a preferred equity interest (the “Equity Commitment Financing”), which would have been used to pay the $80.0 million deferred purchase price if other financing was not secured by December 31, 2015. For the Equity Commitment Financing, the Company paid a $1.8 million commitment fee to BCP for the year ended January 2, 2016.

14.                GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

Summit LLC’s domestic wholly-owned subsidiary companies other than Finance Corp. are named as guarantors (collectively, the “Guarantors”) of the Senior Notes. Finance Corp. does not and will not have any assets or operations other than as may be incidental to its activities as a co-issuer of the Senior Notes and other indebtedness. Certain other partially-owned subsidiaries and a non-U.S. entity do not guarantee the Senior Notes (collectively, the “Non-Guarantors”). The Guarantors provide a joint and several, full and unconditional guarantee of the Senior Notes.

There are no significant restrictions on Summit LLC’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of dividends or loans. Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from Summit LLC or its direct or indirect subsidiaries.

The following condensed consolidating balance sheets, statements of operations and cash flows are provided for the Issuers, the Wholly-owned Guarantors and the Non-Guarantors. On March 17, 2015, the noncontrolling interests of Continental Cement were purchased resulting in Continental Cement being a wholly-owned indirect subsidiary of Summit LLC. Continental Cement’s results of operations and cash flows are reflected with the Guarantors for all periods presented.

Earnings from subsidiaries are included in other income in the condensed consolidated statements of operations below. The financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the guarantor or non-guarantor subsidiaries operated as independent entities.

23

Condensed Consolidating Balance Sheets

October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$14,329	$4,783	$12,718	$(17,648)	$14,182
Accounts receivable, net	50	238,476	8,932	(283)	247,175
Intercompany receivables	764,752	215,128	—	(979,880)	—
Cost and estimated earnings in excess of billings	—	38,217	835	—	39,052
Inventories	—	159,473	5,402	—	164,875
Other current assets	1,754	5,562	1,037	—	8,353
Total current assets	780,885	661,639	28,924	(997,811)	473,637
Property, plant and equipment, net	7,801	1,428,623	20,067	—	1,456,491
Goodwill	—	712,609	47,839	—	760,448
Intangible assets, net	—	24,946	259	—	25,205
Other assets	3,096,114	127,972	1,876	(3,178,166)	47,796
Total assets	$3,884,800	$2,955,789	$98,965	$(4,175,977)	$2,763,577
Liabilities and Member’s Interest
Current liabilities:
Current portion of debt	$6500	$—	$—	$—	$6,500
Current portion of acquisition-related liabilities	1,000	18,407	—	—	19,407
Accounts payable	2,520	106,637	4,455	(283)	113,329
Accrued expenses	41,814	83,756	772	(17,648)	108,694
Intercompany payables	592,941	381,368	5,571	(979,880)	—
Billings in excess of costs and estimated earnings	—	16,586	283	—	16,869
Total current liabilities	644,775	606,754	11,081	(997,811)	264,799
Long-term debt	1,515,381	—	—	—	1,515,381
Acquisition-related liabilities	—	24,225	—	—	24,225
Other noncurrent liabilities	4,204	256,720	56,788	(196,562)	121,150
Total liabilities	2,164,360	887,699	67,869	(1,194,373)	1,925,555
Total member’s interest	1,720,440	2,068,090	31,096	(2,981,604)	838,022
Total liabilities and member’s interest	$3,884,800	$2,955,789	$98,965	$(4,175,977)	$2,763,577

24

Condensed Consolidating Balance Sheets

January 2, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$180,712	$4,068	$12,208	$(11,600)	$185,388
Accounts receivable, net	1	136,916	8,681	(54)	145,544
Intercompany receivables	562,311	114,402	10,670	(687,383)	—
Cost and estimated earnings in excess of billings	—	5,389	301	—	5,690
Inventories	—	126,553	3,529	—	130,082
Other current assets	764	3,306	737	—	4,807
Total current assets	743,788	390,634	36,126	(699,037)	471,511
Property, plant and equipment, net	10,355	1,232,340	26,311	—	1,269,006
Goodwill	—	550,028	46,369	—	596,397
Intangible assets, net	—	13,797	1,208	—	15,005
Other assets	1,840,889	130,992	2,288	(1,930,926)	43,243
Total assets	$2,595,032	$2,317,791	$112,302	$(2,629,963)	$2,395,162
Liabilities and Member’s Interest
Current liabilities:
Current portion of debt	$6,500	$—	$—	$—	$6,500
Current portion of acquisition-related liabilities	1,400	16,684	—	—	18,084
Accounts payable	2,138	74,111	5,202	(54)	81,397
Accrued expenses	40,437	62,217	1,888	(11,600)	92,942
Intercompany payables	122,174	562,537	2,672	(687,383)	—
Billings in excess of costs and estimated earnings	—	12,980	101	—	13,081
Total current liabilities	172,649	728,529	9,863	(699,037)	212,004
Long-term debt	1,273,652	—	—	—	1,273,652
Acquisition-related liabilities	—	31,028	—	—	31,028
Other noncurrent liabilities	1,292	197,484	56,703	(155,293)	100,186
Total liabilities	1,447,593	957,041	66,566	(854,330)	1,616,870
Total member’s interest	1,147,439	1,360,750	45,736	(1,775,633)	778,292
Total liabilities and member’s interest	$2,595,032	$2,317,791	$112,302	$(2,629,963)	$2,395,162

25

Condensed Consolidating Statements of Operations

For the three months ended October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	518,218	13,182	(1,963)	$529,437
Cost of revenue (excluding items shown separately below)	—	328,595	9,247	(1,963)	335,879
General and administrative expenses	25,877	38,753	1,248	—	65,878
Depreciation, depletion, amortization and accretion	571	37,819	1,037	—	39,427
Operating (loss) income	(26,448)	113,051	1,650	—	88,253
Other (income) expense, net	(109,291)	254	(54)	109,656	565
Interest expense	21,575	2,576	868	—	25,019
Income from continuing operations before taxes	61,268	110,221	836	(109,656)	62,669
Income tax expense	—	1,212	97	—	1,309
Income from continuing operations	61,268	109,009	739	(109,656)	61,360
Income from discontinued operations	—	—	—	—	—
Net income	61,268	109,009	739	(109,656)	61,360
Net income attributable to minority interest	—	—	—	92	92
Net income attributable to member of Summit Materials, LLC	$61,268	$109,009	$739	$(109,748)	$61,268
Comprehensive income attributable to member of Summit Materials, LLC	$60,017	$108,949	$2,050	$(110,999)	$60,017

26

Condensed Consolidating Statements of Operations

For the three months ended September 26, 2015

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	$454,501	$21,472	$(4,068)	$471,905
Cost of revenue (excluding items shown separately below)	—	304,204	12,263	(4,068)	312,399
General and administrative expenses	8,881	32,362	1,600	—	42,843
Depreciation, depletion, amortization and accretion	628	31,374	1,304	—	33,306
Operating (loss) income	(9,509)	86,561	6,305	—	83,357
Other (income) expense, net	(58,666)	3,639	(17)	86,514	31,470
Interest expense	15,046	15,286	900	(10,796)	20,436
Income (loss) from continuing operations before taxes	34,111	67,636	5,422	(75,718)	31,451
Income tax (benefit) expense	—	(2,690)	35	—	(2,655)
Income from continuing operations	34,111	70,326	5,387	(75,718)	34,106
Income from discontinued operations	—	(57)	—	—	(57)
Net income	34,111	70,383	5,387	(75,718)	34,163
Net income attributable to noncontrolling interest	—	—	—	52	52
Net income attributable to member of Summit Materials, LLC	$34,111	$70,383	$5,387	$(75,770)	$34,111
Comprehensive income (loss) attributable to member of Summit Materials, LLC	$26,805	$69,373	$(909)	$(68,464)	$26,805

27

Condensed Consolidating Statements of Operations

For the nine months ended October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	1,174,695	34,364	(5,969)	$1,203,090
Cost of revenue (excluding items shown separately below)	—	780,250	23,686	(5,969)	797,967
General and administrative expenses	77,603	108,655	4,240	—	190,498
Depreciation, depletion, amortization and accretion	1,848	104,117	3,230	—	109,195
Operating (loss) income	(79,451)	181,673	3,208	—	105,430
Other (income) loss, net	(178,290)	1,134	(363)	178,301	782
Interest expense	58,020	11,058	2,590	—	71,668
Income from continuing operations before taxes	40,819	169,481	981	(178,301)	32,980
Income tax (benefit) expense	—	(8,071)	175	—	(7,896)
Income from continuing operations	40,819	177,552	806	(178,301)	40,876
Income from discontinued operations	—	—	—	—	—
Net income	40,819	177,552	806	(178,301)	40,876
Net income attributable to noncontrolling interest	—	—	—	57	57
Net income attributable to member of Summit Materials, LLC	$40,819	$177,552	$806	$(178,358)	$40,819
Comprehensive income attributable to member of Summit Materials, LLC	$41,553	$180,784	$(3,160)	$(177,624)	$41,553

28

Condensed Consolidating Statements of Operations

For the nine months ended September 26, 2015

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	$980,153	$78,821	$(28,139)	$1,030,835
Cost of revenue (excluding items shown separately below)	—	696,068	51,909	(28,139)	719,838
General and administrative expenses	61,634	90,959	4,935	—	157,528
Depreciation, depletion, amortization and accretion	1,686	80,997	4,135	—	86,818
Operating (loss) income	(63,320)	112,129	17,842	—	66,651
Other (income) expense, net	(55,083)	7,140	142	111,436	63,635
Interest expense	35,196	45,332	2,689	(21,568)	61,649
(Loss) income from continuing operations before taxes	(43,433)	59,657	15,011	(89,868)	(58,633)
Income tax (benefit) expense	—	(12,852)	384	—	(12,468)
(Loss) income from operations	(43,433)	72,509	14,627	(89,868)	(46,165)
Income from discontinued operations	—	(815)	—	—	(815)
Net (loss) income	(43,433)	73,324	14,627	(89,868)	(45,350)
Net loss attributable to noncontrolling interest	—	—	—	(1,917)	(1,917)
Net (loss) income attributable to member of Summit Materials, LLC	$(43,433)	$73,324	$14,627	$(87,951)	$(43,433)
Comprehensive (loss) income attributable to member of Summit Materials, LLC	$(55,974)	$72,314	$3,096	$(75,410)	$(55,974)

29

Condensed Consolidating Statements of Cash Flows

For the nine months ended October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(135,318)	$219,647	$194	$—	$84,523
Cash flow from investing activities:
Acquisitions, net of cash acquired	(42,844)	(288,619)	—	—	(331,463)
Purchase of property, plant and equipment	(3,769)	(117,760)	(416)	—	(121,945)
Proceeds from the sale of property, plant, and equipment	—	16,129	93	—	16,222
Other	—	1,500	—	—	1,500
Net cash used for investing activities	(46,613)	(388,750)	(323)	—	(435,686)
Cash flow from financing activities:
Proceeds from investment by member	(476,386)	476,499	—	—	113
Capital issuance costs	(136)	—	—	—	(136)
Shares redeemed to settle employee taxes	—	(8)	—	—	(8)
Net proceeds from debt issuance	354,000	—	—	—	354,000
Loans received from and payments made on loans from other Summit Companies	281,013	(275,274)	309	(6,048)	—
Payments on long-term debt	(108,875)	(5,379)	—	—	(114,254)
Payments on acquisition-related liabilities	(400)	(26,020)	—	—	(26,420)
Financing costs	(5,675)	—	—	—	(5,675)
Distributions from partnership	(27,993)	—	—	—	(27,993)
Net cash provided by financing activities	15,548	169,818	309	(6,048)	179,627
Impact of cash on foreign currency	—	—	330	—	330
Net (decrease) increase in cash	(166,383)	715	510	(6,048)	(171,206)
Cash — Beginning of period	180,712	4,068	12,208	(11,600)	185,388
Cash — End of period	$14,329	$4,783	$12,718	$(17,648)	$14,182

30

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 26, 2015

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(140,504)	$112,541	$9,900	$(167)	$(18,230)
Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(505,466)	—	—	(505,466)
Purchase of property, plant and equipment	(3,743)	(65,001)	(928)	—	(69,672)
Proceeds from the sale of property, plant, and equipment	—	8,821	62	—	8,883
Other	—	610	—	—	610
Net cash used for investing activities	(3,743)	(561,036)	(866)	—	(565,645)
Cash flow from financing activities:
Proceeds from investment by member	490,916	—	—	—	490,916
Capital issuance costs	(12,539)	—	—	—	(12,539)
Net proceeds from debt issuance	1,415,750	—	—	—	1,415,750
Loans received from and payments made on loans from other Summit Companies	(1,031,576)	1,047,015	(9,000)	(6,439)	—
Payments on long-term debt	(669,123)	(583,340)	—	1,056	(1,251,407)
Payments on acquisition-related liabilities	(166)	(14,852)	—	—	(15,018)
Financing costs	(10,911)	—	—	—	(10,911)
Distributions from partnership	(39,952)	—	—	—	(39,952)
Other	—	—	—	—	—
Net cash provided by (used for) financing activities	142,399	448,823	(9,000)	(5,383)	576,839
Impact of cash on foreign currency	—	—	(697)	—	(697)
Net (decrease) increase in cash	(1,848)	328	(663)	(5,550)	(7,733)
Cash — Beginning of period	10,837	697	8,793	(7,112)	13,215
Cash — End of period	$8,989	$1,025	$8,130	$(12,662)	$5,482

31